As filed with the Securities and Exchange Commission on March 3, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANADIAN SOLAR INC.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
No. 199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China
(86-512) 6690 8088
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address and telephone number of agent for service)

Copy to:
David T. Zhang, Esq.
Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place Central
Hong Kong
(852) 2522-7886

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Aggregate	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Unit(1)	Offering Price(1)	Fee
6.0% Convertible Senior Notes due 2017	$75,000,000	100%	$75,000,000	$2,947.50
Common shares, no par value	4,250,797(2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2)	Represents the number of common shares issuable upon conversion of the 6.0% Convertible Senior Notes due 2017 at an initial conversion rate of 50.6073 common shares per US$1,000 principal amount of the notes and the number of shares issuable upon an increase in the conversion rate upon occurrence of a fundamental change. Pursuant to Rule 416 under the Securities Act, the number of common shares registered hereby include an indeterminate number of common shares that may be issued upon conversion of the notes, as this amount may be adjusted as a result of anti-dilution provisions thereof.

(3)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the common shares issuable upon conversion of the notes because no additional consideration will be received by the registrant in connection with the conversion of the notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) shall determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 3, 2008

CANADIAN SOLAR INC.

US$75,000,000
6.0% Convertible Senior Notes due 2017
and the
Common Shares Issuable upon Conversion of the Notes

We issued and sold US$75,000,000 aggregate principal amount of our 6.0% Convertible Senior Notes due 2017 in a private transaction on December 10, 2007. Selling securityholders may use this prospectus to resell from time to time their notes and the common shares issuable upon conversion of the notes. Additional selling security holders may be named by prospectus supplement. We will not sell any securities under this prospectus or receive any proceeds from resales by selling securityholders.

The notes mature on December 15, 2017. The notes bear interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, starting on June 15, 2008, to holders of record at the close of business on the preceding June 1 and December 1, respectively. The notes will be convertible into our common shares based on an initial conversion rate, subject to adjustment, of 50.6073 common shares per US$1,000 principal amount of notes (which represents an initial conversion price of approximately US$19.76 per common share).

The notes are our senior unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured indebtedness and other liabilities of our subsidiaries. For a more detailed description of the notes, see the section entitled “Description of Notes” beginning on page 47 of this prospectus.

The securityholders may require us to repurchase the notes on December 24, 2012 and December 15, 2014. We are also required to make an offer to purchase notes from the securityholders upon a fundamental change.

Our common shares are listed on the Nasdaq Global Market under the symbol “CSIQ.” The closing price of the common shares on February 29, 2008 was $18.95 per share.

This investment involves risks. See the section entitled “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008.

PROSPECTUS

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we are filing with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time any selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before purchasing any securities, you should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement or any amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may be used only where it is legal to sell these securities. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and the shares of common stock covered by this prospectus, and only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the notes or the shares of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

References to “notes” in this prospectus are to the US$75,000,000 aggregate principal amount of 6.0% Convertible Senior Notes due 2017.

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PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the information incorporated by reference and the more detailed information regarding us, our financial statements and related notes appearing elsewhere in this prospectus and in the documents incorporated herein by reference, before making an investment decision. Unless the context otherwise requires, in this prospectus, “we,” “us,” “our company,” “our,” and “CSI” refer to Canadian Solar Inc. and its consolidated subsidiaries; “China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau; “RMB” or “Renminbi” refers to the legal currency of China; “$” or “U.S. dollars” refers to the legal currency of the United States; “C$” refers to the legal currency of Canada; and “Euro” or ”€” refers to the legal currency of the European Union.

Canadian Solar Inc.

We design, manufacture and sell solar cell and module products that convert sunlight into electricity for a variety of uses. We are incorporated in Canada and conduct all of our manufacturing operations in China. Our products include a range of standard solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers’ requirements. Specialty solar modules and products consist of customized modules that our customers incorporate into their own products, such as solar-powered bus stop lighting, and complete specialty products, such as solar-powered car battery chargers. Our products are sold primarily under our own brand name and also produced on an OEM basis for our customers. We also implement solar power development projects, primarily in conjunction with government organizations to provide solar power generation in rural areas of China.

We currently sell our products to customers located in various markets worldwide, including Germany, Spain, Canada, Korea and China. We currently sell our standard solar modules to distributors and system integrators. We sell our specialty solar modules and products directly to various manufacturers who integrate the specialty solar modules into their own products and sell and market the specialty solar products as part of their product portfolio.

We have historically manufactured our module products from solar cells purchased from third-party manufacturers. In 2007, we began to pursue a new business model that combines internal manufacturing capacity supplemented by direct material purchases and outsourced toll manufacturing relationships which we believe provides the company with several competitive benefits. We believe that this approach allows us to benefit from the increased margin available to vertically integrated solar manufacturers while reducing the capital expenditures required relative to a fully vertically integrated business model. We also believe that this business model provides us with greater flexibility to respond to short-term demand patterns and longer-term to take advantage of the availability of low-cost outsourced manufacturing capacity. Additionally, these steps towards increased vertical integration of our supply chain have enabled us to improve production yields, control our inventory more efficiently and improve cash management, resulting in increased confidence in our forecasts for revenue growth and margin improvement in the future.

We believe that we have contractually secured 90% of our silicon and solar cell requirements to support solar module production of 200 to 220MW in 2008. For silicon material supplies, we have entered into a five-year supply agreement with Luoyang Zhong Gui High Tech Co. Ltd in China from 2006 to 2010 for high purity silicon. For silicon wafers, we have entered into a three-year fixed price and volume agreement with LDK Solar Co., Ltd., or LDK, from 2008 to 2010 for specified quantities of solar wafers, including 50MW for delivery in 2008. We also have standby toll manufacturing arrangements with LDK and other ingot and wafer manufacturers to convert our virgin polysilicon and reclaimed silicon feedstock into wafers. In January 2007, we entered into a supply agreement with Deutsche Solar, a subsidiary of SolarWorld AG of Germany, for a supply of multi-crystalline silicon wafers through 2018. In November 2007, we entered into various agreements with China Sunergy Co., Ltd. for a supply of 25MW of solar cells for delivery in 2008, and an agreement with Gintech Energy Corporation of Taiwan for a supply of 17 to 22MW of solar cells for delivery in 2008. We have other silicon wafer and solar cell supply agreements in place. We continue to evaluate new technologies, including the use of upgraded metallurgical grade silicon material. If the results of our evaluation are positive, we intend to use upgraded metallurgical grade silicon material in the production of solar ingots, wafers, cells and modules. We believe that the use of upgraded metallurgical grade silicon material could increase our total solar module shipments by 30 to 40MW in 2008.

We have aggressively expanded our manufacturing capacity for both solar cells and solar modules. We have continued to expand our own in-house solar cell manufacturing abilities, completing our first solar cell production line with an annual capacity of 25MW in the first quarter of 2007 and our second 25MW production line in the third quarter of 2007. We have recently installed our third and fourth solar cell production lines and our annual solar cell production capacity was 100MW as of December of 2007. Currently, we intend to use all of our solar cells in the manufacturing of our own solar module products. At September 30, 2007, we had 180MW of annual module manufacturing capacity between our Suzhou, Changshu and Luoyang facilities. Another new Changshu solar module plant was opened in February 2008, which we anticipate will increase our total annual solar module production capacity to 400MW by the first quarter of 2008.

In addition, we have commenced work on two new projects:

•	Expansion of our internal solar cell manufacturing capacity from 100 to 250MW. We expect to complete this project by the summer of 2008.

•	Construction of a solar ingot and wafer plant in the City of Luoyang, China. We expect to complete the initial phase of this project by the summer of 2008, which will give us an annual solar wafer capacity of 40 to 60MW.

We believe that the substantial industry and international experience of our management team has helped us foster strategic relationships with suppliers throughout the solar power industry value chain. We also take advantage of our flexible and low cost manufacturing capability in China to lower our manufacturing and operating costs. We believe we have a proven track record of low cost and rapid expansion of solar cell and solar module manufacturing capacity.

We have grown rapidly since March 2002, when we sold our first solar module products. Our net revenues increased from $9.7 million in 2004 to $68.2 million in 2006, and from $43.8 million for the nine months period ended September 30, 2006 to $175.3 million for the nine months ended September 30, 2007. We sold 2.2MW, 4.1MW and 14.9MW of our solar module products in 2004, 2005 and 2006, respectively, and 10.9MW and 45.6MW for the nine months ended September 30, 2006 and 2007, respectively.

Industry Background

Solar power has recently emerged as one of the most rapidly growing renewable energy sources. Solar cells are fabricated from silicon wafers and convert sunlight into electricity through a process known as the photovoltaic effect. Solar modules, which are an array of interconnected solar cells encased in a weatherproof frame, are mounted in areas with direct exposure to the sun to generate electricity from sunlight. Solar power systems, which are comprised of solar modules, related power electronics and other components, are used in residential, commercial and industrial applications and for customers who have no access to an electric utility grid.

According to Solarbuzz, an independent solar energy research firm, the global solar power market, as measured by annual solar system installations, increased from 345MW in 2001 to 1,744MW in 2006, representing a CAGR of 38.3%. During the same period, solar power industry revenues grew from approximately $2.4 billion in 2001 to approximately $10.6 billion in 2006, representing a CAGR of 34.6%. Solarbuzz projects that solar power industry revenues and solar system installations will reach $18.6 billion and 4,177MW, respectively, by 2011. According to Solarbuzz, worldwide installations of solar power systems are expected to grow at a CAGR of 19.1% from 2006 to 2011, led by shipments for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network. We believe growth in the near term will be constrained by the limited availability of high-purity silicon.

We believe the following factors have driven and will continue to drive growth in the solar power industry:

•	government incentives for solar power and other renewable energy sources;

•	fossil fuel supply constraints and desire for energy security;

•	growing awareness of the advantages of solar power, including its peak energy generation advantage, fuel risk advantage, scalability, reliability and environmentally friendly nature;

•	advances in technologies making solar power more cost-efficient; and

•	large market among underserved populations in rural areas of developing countries with little or no access to electricity.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the rapid growth in the global solar power market:

•	our ability to manage our supply chain via long term supply contracts and toll manufacturing arrangements, allowing us to secure a cost-effective supply of solar wafers and solar cells;

•	our ability to quickly and cost-effectively increase our internal manufacturing capacity for solar cells and modules;

•	the strength of our customer relationships in the rapidly expanding global solar market;

•	our continued focus on maintaining a reputation for high quality and reliable solar modules and excellent customer support; and

•	our established senior management team with significant industry and international expertise.

Our Strategies

Our objective is to be a global leader in the development and manufacture of solar module products. We have developed the following strategies, based on our experience, to anticipate changes in the industry:

•	pursue a balanced and diversified solar cell supply strategy by entering into long-term solar cell and solar wafer supply contracts, toll manufacturing arrangements and developing our in-house solar cell and solar wafer manufacturing capabilities;

•	continue to proactively manage silicon raw material supply by securing long term silicon raw materials contracts;

•	continue to diversify silicon supply sources including the development of products utilizing upgraded metallurgical grade silicon;

•	further diversify our geographic presence, customer base and product mix;

•	enhance innovation and efficiency through R&D; and

•	build a leading global brand.

Corporate Structure

We were incorporated pursuant to the laws of the Province of Ontario in October 2001. We changed our jurisdiction by continuing under the Canadian federal corporate statute, the Canada Business Corporations Act, or CBCA, effective June 1, 2006. As a result, we are governed by the CBCA.

In November 2001, we established CSI Solartronics (Changshu) Co., Ltd., or CSI Solartronics, which is our wholly owned subsidiary located in Changshu, China. Through CSI Solartronics, we focus primarily on the production of specialty solar modules and products. In addition to CSI Solartronics, we also currently have six other wholly owned subsidiaries: (i) CSI Solar Manufacture Inc., or CSI Solar Manufacturing, located in Suzhou, China, which we incorporated in January 2005, through which we focus primarily on the production of standard solar modules; (ii) CSI Solar Technologies Inc., or CSI Solar Technologies, also located in Suzhou, China, which we incorporated in August 2003, through which we focus on solar module product development; (iii) CSI Central Solar Power Co., Ltd., or CSI Luoyang, in Luoyang, China, which we incorporated in February 2006, through which we currently manufacture solar modules and intend to manufacture solar ingots and solar wafers; (iv) CSI Cells Co., Ltd., or CSI Cells, formerly known as CSI Solarchip International Co., Ltd., which we incorporated in June 2006 and completed the first cell production line in the first quarter of 2007, through which we manufacture solar cells; (v) Changshu CSI Advanced Solar Inc., or CSI Advanced, which was incorporated in August 2006 and through which we intend to manufacture solar modules; and (vi) CSI Solar Inc., which was incorporated in Delaware in June 2007. CSI Advanced is not yet operational and is currently in the construction and preparatory phase. In May 2007, we set up a representative office in Phoenix, Arizona, to enhance our sales and marketing efforts in the U.S. market. This office became affiliated with CSI Solar Inc. after its incorporation in June 2007.

Corporate Information

Our principal executive offices are located at No. 199 Lushan Road, Suzhou New District, Suzhou, Jiangsu 215129, People’s Republic of China. Our telephone number at this address is (86-512) 6690-8088 and our fax number is (86-512) 6690-8087. Our mailing address in Canada is located at 675 Cochrane Drive, East Tower, 6th Floor, Markham, Ontario L3R 0B8. Our telephone number at this address is (1-905) 530-2334 and our fax number is (1-905) 530-2001.

You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above. Our website is www.csisolar.com. The information contained on our website does not form part of this prospectus.

FORWARD-LOOKING STATEMENTS

The information in this prospectus, any prospectus supplement and the documents incorporated herein by reference contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, results of operations, business strategy and financial needs, all of which are largely based on our current expectations and projections. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other and similar expressions. Forward-looking statements involve inherent risks and uncertainties. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar power;

•	our beliefs regarding lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar power;

•	our beliefs regarding the future shortage or availability of the supply of high-purity silicon;

•	our beliefs regarding the acceleration of adoption of solar power technologies and the continued growth in the solar power industry;

•	our beliefs regarding the competitiveness of our solar module products;

•	our expectations with respect to increased revenue growth and improved profitability;

•	our expectations regarding the benefits to be derived from our supply chain management and vertical integration manufacturing strategy;

•	our ability to continue developing our in-house solar components production capabilities and our expectations regarding the timing and production capacity of our internal manufacturing programs;

•	our beliefs regarding our securing adequate silicon and solar cell requirements to support our solar module production;

•	our beliefs regarding the effects of environmental regulation;

•	our beliefs regarding the changing competitive arena in the solar power industry;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of solar power products and conventional energy suppliers.

Known and unknown risks, uncertainties and other factors, may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. See the section entitled “Risk Factors” for a discussion of some risk factors that may affect our business and results of operations. These risks are not exhaustive. Other sections of this prospectus and the documents incorporated herein by reference may include additional factors that could adversely impact our business and financial performance. Moreover, because we operate in an emerging and evolving industry, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual result to differ materially from those expressed or implied in any forward-looking statement.

This prospectus, including the documents incorporated herein by reference, also contains data related to the solar power market in several countries. These market data, including market data from Solarbuzz, include projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our common shares and the notes. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus and in the documents incorporated herein by reference relate only to events or information as of the date on which the statements are made in this prospectus or, in the case of statements made in documents incorporated by reference, as of the respective dates of those documents. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited statements of operations data as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

We have filed with the SEC a registration statement on Form F-3, including all amendments to the registration statement under the Securities Act with respect to the notes and the common issuable upon conversion of the notes covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding us and the securities offered under this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or our other filings with the SEC are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the applicable filing. We qualify each of these statements in all respects by the reference to the full agreement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all subsequent annual reports on Form 20-F, prior to termination of this offering. In addition we may incorporate by reference any Form 6-K subsequently submitted by us by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on May 29, 2007; and

•	our reports of foreign private issuer on Form 6-K filed with the SEC on March 15, 2007, April 23, 2007, May 14, 2007, June 11, 2007, August 15, 2007, October 2, 2007, October 29, 2007, November 15, 2007, November 30, 2007, December 4, 2007 and December 5, 2007.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Canadian Solar Inc.
No. 199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China
Attention: Investor Relations
Telephone: (86-512) 6690 8088

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

THE OFFERING

The summary below highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the notes. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes and shares of our common shares issuable upon conversion of the notes. As used in this section, references to “Canadian Solar,” the “company,” “we,” “us” and “our” refer only to Canadian Solar Inc. and do not include its direct or indirect subsidiaries.

Issuer of notes and common shares	Canadian Solar Inc.

Notes issued	US$75,000,000 principal amount of 6.0% convertible senior notes due 2017.

Maturity	December 15, 2017.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured debt to the extent of such security and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, we had no secured debt outstanding and our direct and indirect subsidiaries had approximately US$61.7 million of total debt outstanding on a consolidated basis.

Interest	The notes bear interest at a rate of 6.0% per annum. Interest is payable semi-annually in arrears on each June 15 and December 15 beginning on June 15, 2008.

Conversion rights	You may convert your notes prior to the close of business on the trading day before the stated maturity date. The initial conversion rate is 50.6073 common shares per US$1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately US$19.76 per common share.

Upon conversion you will receive our common shares for your notes. If we have obtained consent from holders, we may elect to deliver cash or a combination of cash and common shares in satisfaction of our conversion obligation. In no event will the total number of common shares to be issued upon conversion of any note exceed 56.6773 shares per $1,000 principal amount of notes, subject to adjustment. See the section entitled “Description of Notes — Conversion Rights” for more information.

Conversion rate increase upon fundamental change	If you elect to convert your notes in connection with a fundamental change that occurs on or before December 24, 2012 as described below under the section entitled “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change,” we will, to the extent described in this prospectus, increase the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common share price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common share prices and fundamental change effective dates are set forth under the section entitled “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.”

Optional redemption by us	We may redeem the notes on or after December 24, 2012 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date (i) in whole or in part, if the closing price for our common shares exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the notice of redemption, or (ii) in whole only, if at least 95% of the initial aggregate principal amount of the notes originally issued have been redeemed, converted or repurchased and, in each case, cancelled.

Purchase of notes at your option on specified dates	You may require us to repurchase the notes for cash on December 24, 2012 and December 15, 2014 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

Offer to purchase the notes on a fundamental change	We are required to make an offer to purchase your notes for cash upon a fundamental change at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the purchase date.

Additional amounts	All payments made by us or any successor to us under or with respect to the notes will be made without withholding or deduction for taxes unless we are legally required to do so, in which case, subject to certain exceptions and limitations, we will pay such additional amounts as may be necessary so that the net amount received by holders of the notes after such withholding or deduction shall equal the amount that would have been received in the absence of such withholding or deduction.

Tax redemption	In the event of certain changes to the laws governing a relevant taxing jurisdiction, we will have the option to redeem, in whole but not in part, the notes for a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, up to, but excluding, the repurchase date. Upon our giving a notice of redemption, a holder may elect not to have its notes redeemed, in which case such holder would not be entitled to receive the additional amounts referred to in “— Additional Amounts” above after the redemption date.

Resale registration rights	We prepared this prospectus in connection with our obligations under a registration rights agreement with respect to the resale of the notes and the common shares issuable upon conversion of the notes.

We will use our reasonable best efforts to keep such shelf registration statement effective, subject to certain permitted exceptions, until the earliest of (i) December 10, 2009; (ii) the date when all registrable securities shall have been registered under the Securities Act and disposed of; (iii) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to

Rule 144(k) under the Securities Act; and (iv) the date on which the registrable securities cease to be outstanding.

We will be required to pay additional interest, subject to some limitations, to the holders of the notes if we fail to comply with our obligations to register the notes and the common shares issuable upon conversion of the notes or the registration statement does not become effective within the specified time periods. See the section entitled “Description of Notes — Resale Registration Rights” for more information.

Use of proceeds	We will not receive any proceeds from the selling securityholders’ sale of the notes or the common shares issuable upon conversion of the notes.

Trustee, paying agent and conversion agent	The Bank of New York.

Book-entry form	The notes have been issued in book-entry form and are represented by global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading	Prior to this offering, the notes have been eligible for trading in the PORTAL Marketsm. Notes sold by means of this prospectus will not remain eligible for trading in the PORTAL Marketsm. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. Our common shares are traded on the Nasdaq Global Market under the symbol “CSIQ.”

Taxation	For certain United States and Canadian federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of our common shares, see the section entitled “Taxation.”

Risk factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in the notes and our common shares into which the notes may be converted.

Ratio of Earnings to Fixed Charges	Our ratio of earnings to fixed charges for the years ended December 31, 2002, 2003, 2004, 2005, 2006 and the nine months ended September 30, 2007 have been set forth in the section of this prospectus entitled “Ratio of Earnings to Fixed Charges.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of operations data for the years ended December 31, 2003, 2004, 2005 and 2006 and summary consolidated balance sheet data as of December 31, 2003, 2004, 2005 and 2006 are derived from our audited consolidated financial statements, which have been audited by an independent registered public accounting firm. The auditor report on our consolidated statements of operations for the years ended December 31, 2004, 2005 and 2006 and our consolidated balance sheets as of December 31, 2005 and 2006 is incorporated by reference into this prospectus from our annual report on Form 20-F for the year ended December 31, 2006. You should read the summary consolidated financial data in conjunction with those financial statements and the related notes. Our summary consolidated statement of operations data for the year ended December 31, 2003 and our consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from our audited consolidated financial statements which are not included in our annual report. Our summary consolidated statement of operations data for the year ended December 31, 2002 and our consolidated balance sheet data as of December 31, 2002 have been derived from our unaudited consolidated financial statements, which are not included in our annual report, but which have been prepared on the same basis as our audited consolidated financial statements. The summary consolidated statement of operations data for the nine months ended September 30, 2006 and 2007 and summary balance sheet data as of September 30, 2007 are derived from our unaudited condensed consolidated financial statements.

The audited financial statements are prepared and presented in accordance with U.S. GAAP. Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Our historical results do not necessarily indicate results expected for any future periods.

						For the Nine Months Ended
	Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands of US$, except share and per share data,
	and operating data and percentages)

Statement of operations data:
Net revenues	$4,042	$4,113	$9,685	$18,324	$68,212	$43,841	$175,339
Cost of revenues(1)	2,628	2,372	6,465	11,211	55,872	31,601	166,172

Gross profit	1,414	1,741	3,220	7,113	12,340	12,240	9,167

Operating expenses(1)
— Selling expenses	81	39	269	158	2,909	1,676	4,560
— General and administrative expenses	405	1,039	1,069	1,708	7,923	4,483	11,378
— Research and development expenses(2)	7	20	41	16	398	115	677

Total operating expenses	493	1,098	1,379	1,882	11,230	6,274	16,615

Income/(loss) from operations	921	643	1,841	5,231	1,110	5,966	(7,448)
Interest expenses	—	—	—	(239)	(2,194)	(1,980)	(943)
Interest income	—	1	11	21	363	91	396
Loss on change in fair value of derivatives related to convertible Notes	—	—	—	(316)	(6,997)	(6,997)	—
Loss on financial instruments related to convertible notes	—	—	—	(263)	(1,190)	(1,190)	—
Other — net	— (3)	10	(32)	(25)	(90)	(13)	1,716
Income tax expense	(81)	(34)	(363)	(605)	(432)	(202)	77
Minority interests	(215)	(209)	—	—	—	—	—

Income/(loss) before extraordinary gain	625	411	1,457	3,804	(9,430)	(4,325)	(6,202)
Extraordinary gain	—	350	—	—	—	—	—

Net income/(loss)	625	761	1,457	3,804	(9,430)	(4,325)	(6,202)

Earnings per share, basic and diluted
— Extraordinary gain	—	0.02	—	—	—	—	—

— Net income (loss)	0.04	0.05	0.09	0.25	(0.50)	(0.25)	(0.23)

						For the Nine Months Ended
	Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands of US$, except share and per share data,
	and operating data and percentages)

Shares used in computation
Basic and diluted	15,427,995	15,427,995	15,427,995	15,427,995	18,986,498	17,275,330	27,279,021

Other financial data:
Gross margin	35.0%	42.3%	33.2%	38.8%	18.1%	28.0%	5.2%
Operating margin	22.8%	15.6%	19.0%	28.5%	1.6%	13.6%	(4.2)%
Net margin	15.5%	18.5%	15.0%	20.8%	(13.8)%	(9.9)%	(3.5)%

(1)	Share-based compensation expenses are included in our cost of revenues and operating costs and expenses.

(2)	We also conduct research and development activities in connection with our implementation of solar power development projects. These expenditures are included in our cost of revenues.

(3)	Less than one thousand.

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2007
	(in thousands of US$)

Balance Sheet Data:
Cash and cash equivalents	$596	$1,879	$2,059	$6,280	$40,911	$27,402
Restricted cash	—	27	27	112	825	3,357
Inventories	312	313	2,397	12,162	39,700	65,918
Accounts receivable, net	1,047	257	636	2,067	17,344	49,061
Advances to suppliers	3	81	370	4,740	13,484	18,731
Value added tax recoverable	167	142	22	815	2,281	7,926
Other current assets	51	95	150	257	2,398	2,473

Total current assets	2,176	2,794	5,661	26,433	116,943	174,868
Property, plant and equipment, net	291	244	453	932	7,910	31,688
Intangible assets	—	—	—	—	39	91
Prepaid-rental	—	—	—	—	1,103	1,178
Deferred tax assets (non-current)	9	15	31	65	3,639	3,837

Total assets	2,476	3,053	6,145	27,430	129,634	211,662

Short-term borrowings	—	—	—	1,300	3,311	51,651
Accounts payable	488	426	824	4,306	6,874	14,919
Other payable	65	398	302	892	993	5,189
Advances from suppliers and customers	113	18	273	2,823	3,225	9,496
Income tax payable	92	119	407	914	112	509
Amounts due to related parties	12	93	189	431	149	202
Embedded derivatives related to convertible notes	—	—	—	3,679	—	—
Other current liabilities	61	147	761	1,022	1,191	1,330

Total current liabilities	831	1,201	2,756	15,367	15,855	83,296
Accrued warranty costs	39	79	167	341	875	2,552
Long term debt	—	—	—	—	—	10,003
Convertible notes	—	—	—	3,387	—	—
Financial instruments related to convertible notes	—	—	—	1,107	—	—
Other non-current liabilities	261	261	261	261	—	—

Total liabilities	1,131	1,541	3,184	20,463	16,730	95,851
Total shareholders’ equity	1,345	1,512	2,961	6,967	112,904	115,811

Total liabilities and shareholders’ equity	2,476	3,053	6,145	27,430	129,634	211,662

Number of shares outstanding	15,427,995	15,427,995	15,427,995	15,427,995	27,270,000	27,290,298	(4)

(4)	Excluding 566,190 restricted shares, which were subject to restrictions on voting and dividend rights and transferability, as of September 30, 2007.

SUMMARY OF RECENT FINANCIAL DEVELOPMENTS

Third Quarter 2007 Financial Results

Net revenues for the third quarter 2007 were $97.4 million, including $3.8 million of silicon material sales, compared to net revenues of $17.8 million for the third quarter of 2006 and $60.4 million for the second quarter of 2007. Net revenues for the second quarter of 2007 included $2.7 million of silicon material sales. Net income for the quarter was $0.5 million, or $0.02 per diluted share, compared to net income of $0.24 million, or $0.01 per diluted share, for the third quarter of 2006 and net loss of $2.9 million, or $0.11 per diluted share, for the second quarter of 2007.

Our return to profitability was achieved through continued sales momentum, improved production yields, better inventory controls, improved cash management and stable pricing. As a result, we were able to increase our product shipments and improve our profit margins as forecast despite modest price increases in materials from some suppliers.

Results of Operations for the Nine Months Ended September 30, 2006 and 2007

Net Revenues. Our total net revenues increased 300.2% from $43.8 million for the nine months ended September 30, 2006 to $175.3 million for the nine months ended September 30, 2007. The increase was due primarily to a significant increase in net revenues generated from the sale of our solar module products from $43.8 million for the nine months ended September 30, 2006 to $166.0 million for the nine months ended September 30, 2007. However, as a percentage of total revenues, solar module product sales decreased from 99.8% to 94.7% due to an increase in silicon material sales to third party customers.

There was a significant decrease in other net revenues generated from our implementation of solar power development projects from $68,000 for the nine months ended September 30, 2006 to nil for the nine months ended September 30, 2007, primarily due to our substantial completion of the remaining milestones in the “Solar Electrification for Western China” project in 2005, for which a portion of revenue had been recognized in 2006 after final customer acceptance.

The volume of our solar module products sold increased from 10.9MW for the nine months ended September 30, 2006 to 45.6MW for the nine months ended September 30, 2007. The significant increase in the volume of our solar module products sold was driven by several factors, including favorable incentive programs that stimulated demand for our products in our main target markets of Germany, Spain and Italy, establishment of customer relationships with several large solar integrators in our target markets and an increase in module production capacity to fulfill this demand.

Cost of Revenues. Our cost of revenues increased 425.9% from $31.6 million for the nine months ended September 30, 2006 to $166.2 million for the nine months ended September 30, 2007. The increase in our cost of revenues was due primarily to a significant increase in the quantity of solar cells needed to produce an increased output of our standard solar modules and the rising prices of silicon feedstock and solar cells arising from the industry-wide shortage of high-purity silicon. As a percentage of our total net revenues, cost of revenues increased from 72.1% for the nine months ended September 30, 2006 to 94.8% for the nine months ended September 30, 2007, with the increase primarily due to rising prices of silicon feedstock and solar cells arising from an industry-wide shortage of high-purity silicon.

Gross Profit. As a result of the foregoing, our gross profit decreased from $12.2 million for the nine months ended September 30, 2006 to $9.2 million for the nine months ended September 30, 2007. Our gross margin decreased from 27.9% for the nine months ended September 30, 2006 to 5.2% for the nine months ended September 30, 2007. The decrease in gross margin was due primarily to the rising prices of silicon feedstock and solar cells arising from the industry-wide shortage of high-purity silicon and a decrease in average selling prices for our solar module products. We have increased our quarterly gross margin in each quarter since the fourth quarter of 2006, from 0.4% in the quarter ended December 31, 2006 to 6.5% in the quarter ended September 30, 2007. Although we have improved our gross margin through continued sales growth and effective cost controls, we cannot assure you that we will continue to do so in future periods.

Operating Expenses. Our operating expenses increased by 164.8% from $6.3 million for the nine months ended September 30, 2006 to $16.6 million for the nine months ended September 30, 2007. The increase in our operating expenses was due primarily to an increase in our general and administrative expenses and selling expenses. Operating expenses as a percentage of our total net revenue decreased from 14.3% for the nine months ended September 30, 2006 to 9.5% for the nine months ended September 30, 2007.

Selling Expenses. Our selling expenses increased from $1.7 million for the nine months ended September 30, 2006 to $4.6 million for the nine months ended September 30, 2007. Selling expenses as a percentage of our total net revenues decreased from 3.8% for the nine months ended September 30, 2006 to 2.6% for the nine months ended September 30, 2007. The increase in our selling expenses was due primarily to (i) the increase in share-based compensation expenses that we incurred in connection with our grant of share options and restricted shares to sales and marketing personnel, (ii) the increase in freight charges and export processing fees caused by our increasing use of cost, insurance and freight sales terms in the nine months ended September 30, 2007 comparing to mostly free-on-board or ex-work sales terms in the nine months ended September 30, 2006 and (iii) an increase in salaries and benefits as we hired additional sales personnel to handle our increased sales volume.

General and Administrative Expenses. Our general and administrative expenses increased by 153.8% from $4.5 million for the nine months ended September 30, 2006 to $11.4 million for the nine months ended September 30, 2007, primarily due to (i) the increase in share-based compensation expenses that we incurred in connection with our grant of share options and restricted shares to general and administrative employees and (ii) increases in salaries and benefits for our administrative and finance personnel as we hired additional personnel in connection with the growth of our business. As a percentage of our total net revenues, general and administrative expenses decreased from 10.2% for the nine months ended September 30, 2006 to 6.5% for the nine months ended September 30, 2007, primarily as a result of the greater economies of scale that we achieved in the nine months ended September 30, 2007.

Research and Development Expenses. Our research and development expenses increased significantly from $115,000 for the nine months ended September 30, 2006 to $676,672 for the nine months ended September 30, 2007, due to increased efforts in development of new products and technology improvement. We expect our expenditures for research and development efforts to increase significantly in 2008 as we undertake technology development related to future product offerings.

Share-Based Compensation Expenses. Our share-based compensation expenses in the nine months ended September 30, 2006 was $3.5 million as compared to $7.0 million in the nine months ended September 30, 2007. This increase was due to the implementation of our share-based compensation program in May 2006, thus share-based compensation expenses allocated in 2006 occurred over a shorter time period as compared to the nine months ended September 30, 2007.

Interest Expenses. We incurred interest expenses of approximately $2.0 million for the nine months ended September 30, 2006 compared to $943,625 for the nine months ended September 30, 2007. The interest expenses for the nine months ended September 30, 2006 were in connection with (i) the convertible notes that we sold to HSBC and JAFCO in November 2005 and March 2006 and which were outstanding before July 1, 2006, (ii) non-cash amortization of discount on debts in relation to the convertible notes issued to HSBC and JAFCO and (iii) interest payable for our various short-term borrowings before our initial public offering in November 2006. These convertible notes were converted on July 1, 2006. As a result of relatively low debt levels in the nine months ended September 30, 2007, our interest expenses were comparatively lower for the nine months ended September 20, 2007, compared to the same period in 2006.

Loss on Change in Fair Value of Derivatives Related to Convertible Notes. We recorded nil for the loss on change in fair value of derivatives related to convertible notes for the nine months ended September 30, 2007 compared to $7.0 million for the nine months ended September 30, 2006. After amending the terms of our convertible notes in March 2006, we no longer incurred this charge.

Loss on Financial Instruments Related to Convertible Notes. We recorded nil for a non-cash charge for the nine months ended September 30, 2007 compared to $1.2 million for the nine months ended September 30, 2006. After issuing the second tranche convertible notes together with convertible notes issued pursuant to the investors’ option in March 2006, we no longer incurred this charge.

Income Tax Income (Expense). Our income tax expense was $202,430 for the nine months ended September 30, 2006, as compared to a gain of $76,786 for the nine months ended September 30, 2007, in part due to the tax benefit from the amortization of an increase in deferred tax assets associated with expenses related to our initial public offering and based on Canadian tax regulations.

Net Loss. As a result of the cumulative effect of the above factors, we recorded net loss of $6.2 million for the nine months ended September 30, 2007, as compared to a $4.3 million net loss for the nine months ended September 30, 2006.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, short-term borrowings, convertible note issuances, as well as equity contributions by our shareholders. We have significant working capital commitments because of the rapid growth of our standard solar module business. Additionally, some of our suppliers of silicon raw materials, including polysilicon, solar wafers and solar cells require us to make prepayments in advance of their shipment. In a long-term supply contract, customary with the current industry practice, we have agreed to make large amounts of prepayments in cash to our supplier in advance of the planned delivery with the prepayments being proportionally off-set at deliveries from the supplier during the contract term. Due to the industry-wide shortage of high-purity silicon, working capital and access to financings to allow for the purchase of silicon raw materials are critical to growing our business.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and planned commercial bank borrowings will be sufficient to meet our anticipated cash needs, including our cash needs for working capital, capital expenditures and potential acquisitions for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments. If our cash is insufficient to meet our requirements, we may seek to sell additional equity securities or debt securities or borrow from lending institutions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all.

RISK FACTORS

Your investment in the notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included in this prospectus, including in our most recent annual report on Form 20-F and the documents incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, or the Exchange Act, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below, or other events described in the risk factors incorporated by references occur, our business, financial condition, operating results and prospects could be materially affected and you could lose all or part of your investment.

Risks Related to Our Company and Our Industry

Evaluating our business and prospects may be difficult because of our limited operating history.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. We began business operations in October 2001 and shipped our first solar module products in March 2002. With the rapid growth of the solar power industry, we have experienced a high growth rate since our inception and, in particular, since 2004 after we began to sell standard solar modules. As such our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve growth rates in future periods similar to those we have experienced in recent periods, and our business model at higher volumes is unproven. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance. You should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a rapidly growing market.

Our quarterly operating results may fluctuate from period to period in the future.

Our quarterly operating results may fluctuate from period to period based on a number of factors, including:

•	the average selling prices of our solar modules and products;

•	the availability and pricing of raw materials, particularly high-purity silicon and reclaimable silicon;

•	the availability, pricing and timeliness of delivery of solar cells and wafers from our suppliers and toll manufacturers;

•	the rate and cost at which we are able to expand our internal manufacturing capacity to meet customer demand and the timeliness and success of these expansion efforts;

•	the impact of seasonal variations in demand linked to construction cycles and weather conditions, with purchases of solar products tending to decrease during the winter months in our key markets, such as Germany, due to adverse weather conditions that can complicate the installation of solar power systems;

•	timing, availability and changes in government incentive programs and regulations, particularly in our target markets;

•	unpredictable volume and timing of customer orders, some of which are not fixed by contract but vary on a purchase order basis;

•	the loss of one or more key customers or the significant reduction or postponement of orders from these customers;

•	availability of financing for on-grid and off-grid solar power applications;

•	unplanned additional expenses such as manufacturing failures, defects or downtime;

•	acquisition and investment related costs;

•	geopolitical turmoil within any of the countries in which we operate or sell products;

•	foreign currency fluctuations, particularly in the Euro, U.S. Dollar and RMB;

•	our ability to establish and expand customer relationships;

•	changes in our manufacturing costs;

•	changes in the relative sales mix of our products;

•	our ability to successfully develop, introduce and sell new or enhanced solar modules and products in a timely manner, and the amount and timing of related research and development costs;

•	the timing of new product or technology announcements or introductions by our competitors and other developments in the competitive environment; and

•	increases or decreases in electric rates due to changes in fossil fuel prices or other factors.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses will be fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss analysts’ guidance or any guidance announced by us. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our share price could decline, perhaps substantially.

The current industry-wide shortage of high-purity silicon may constrain our revenue growth and decrease our margins and profitability.

We produce solar modules, which are an array of interconnected solar cells encased in a weatherproof package, and products that use solar modules. High-purity silicon is an essential raw material in the production of solar cells and is also used in the semiconductor industry generally. While we do have in-house solar cell manufacturing capabilities, we continue to depend on solar cell supplies from a few producers. There is currently an industry-wide shortage of high-purity silicon because of increased demand as a result of recent expansions of, and increased demand in, the solar power and semiconductor industries. The shortage of high-purity silicon has driven the overall increase in silicon feedstock prices. For example, according to a March 2007 report by Solarbuzz, the average long-term silicon feedstock contracted price increased from approximately $28-32 per kilogram in 2004 to $60-65 per kilogram in 2007. In addition, according to Solarbuzz, prices of silicon feedstock obtained through spot purchases or short-term contracts went as high as $300 per kilogram in 2006, peaking in the third quarter of 2006 before decreasing by 10% from this peak by the first quarter of 2007. The shortage of high-purity silicon has also resulted in a shortage of, and significant price increases for, solar cells. According to Solarbuzz, the average selling price of solar cells increased from the fourth quarter of 2004 to the fourth quarter of 2005 by approximately 20% to 25%, depending on the size of the solar cells and the type of technology; mainstream multicrystalline silicon cell prices increased from the first quarter of 2006 to the first quarter of 2007 by an average of 8%, while monocrystalline silicon PV cell prices increased by a similar proportion.

The average price of silicon feedstock and solar cells remained high in 2007. Any further increase in the demand from the semiconductor industry will compound the shortage and price increases. The shortage of high-purity silicon has constrained our revenue growth in the past and may continue to do so. Increases in the prices of silicon feedstock and solar cells have in the past increased our production costs and may impact our cost of revenues and net income in the future. The production of high-purity silicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of high-purity silicon are under construction, we do not believe that the supply shortage will be remedied in the very near term. We expect that demand for high-purity silicon will continue to outstrip supply for the near future. Furthermore, if we cannot fulfill our solar cell needs through internal production and obtain solar wafers and solar cells externally at commercially viable prices, this could adversely affect our margins and operating results. This would have a material negative impact on our business and operating results.

If we are unable to secure an adequate and cost effective supply of solar wafers, cells or reclaimable silicon, our revenue, margins and profits could be adversely affected.

Solar cells are the most important component of solar module products. We engage in vertical integration of our supply chain to secure a sufficient and cost-effective supply of solar cells through a combination of internal solar cell component manufacturing and also our sourcing of silicon feedstock, toll manufacturing arrangements with suppliers of ingots, wafers and cells and direct purchases from solar cell suppliers. While we have been able to secure silicon to meet our production needs in the past, due to ongoing industry shortages of silicon feedstock, solar wafers and solar cells, we cannot assure you that we will be able to continue to successfully manage our supply chain and secure an adequate and cost-effective supply of solar cells. For example, we have entered into several long-term contracts with silicon raw material suppliers, but we cannot assure you that we will be able to obtain adequate supplies from them under these contracts or from other suppliers in sufficient quantities and at commercially viable prices in the future. Moreover, toll manufacturing arrangements may not be available to us in the future or at higher volumes, in particular as high-purity silicon becomes more readily available in the future, which could have an adverse effect on our margins and profitability. While we produce solar cells internally to meet a portion of our solar cell needs, we cannot guarantee you that we will be able to successfully produce enough solar cells to supplement our solar cell needs. If we are unable to procure an adequate supply of solar cells, either via contractual arrangements providing solar cells to us at commercially viable prices or through in-house production, we may be unable to meet demand for our products and could lose our customers and market share, and our margins and revenues could decline.

In addition, while we have been able to generate cost savings in the past through our recycling of reclaimable silicon, we cannot assure you that we will be able to secure sufficient reclaimable silicon at higher volumes and reasonable prices in the future as we believe there is a limited supply of reclaimable silicon available in the market and intensified competition for these materials as a result of new competitors entering the market. Recently, there has been increased scrutiny by the Chinese Customs authorities on the import of scrap silicon over a concern that the recycling process for certain types of scrap silicon may cause environmental damage if not performed in a fully licensed factory. This has created certain disruptions to our silicon reclamation business. Since December 2006, 1.2 tons of our scrap silicon has been under detention by the Chinese Customs authorities. In August 2007, following testing by Chinese Customs authorities, one-fourth of this amount was identified by them as prohibited solid waste. Although the case is still pending, if the investigation deems any portion of this scrap silicon to be prohibited solid waste, such portion of the scrap silicon will have to be returned to its point of origin and we may be assessed a fine with a penalty ranging from RMB100,000 (US$12,813.80) to RMB1 million (US$128,137.70). We are actively working with local industry groups, the Chinese Customs authorities and the Chinese Environment Protection Administration to define new procedures and regulations governing scrap silicon. These new regulations may increase the cost of reclamation and limit our ability to sustain or expand our silicon reclamation program. If we are unable to secure a sufficient supply of reclaimable silicon at reasonable prices and reclaim this silicon on a cost-efficient basis, we cannot assure you that we will be able to save cost through our reclamation program and maintain our profit margin as a result of further negative changes in the government policy.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully and we may lose or be unable to gain market share.

We compete with a large number of competitors in the solar module market. These include international competitors such as BP Solar International Inc., or BP Solar, Sharp Solar Corporation, or Sharp Solar, SolarWorld AG, or SolarWorld, and competitors located in China such as Suntech Power Holdings Co., Ltd., Yingli Green Energy Holding Company Limited, Solarfun Power Holdings Co., Ltd. and Trina Solar Limited. We expect to face increasing competition in the future. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. For example, some of our competitors are developing or currently producing products based on alternative solar technologies, such as thin film photovoltaic materials, which they believe will ultimately cost the same as or less than crystalline silicon technologies, which we use. Solar modules produced using thin film materials, such as amorphous silicon and cadmium telluride, require significantly less silicon to produce than crystalline silicon solar modules, such as our products, and are less susceptible to increases in silicon costs. We may also face competition from semiconductor manufacturers, several of which have either announced plans to start or have already commenced production of solar modules. In addition, from a technological and capital investment point of view, the entry barriers are relatively low in the solar module manufacturing business given the low capital requirements and relatively little technological complexity involved. Due to the scarcity of high-purity silicon, supply chain management, access to financing and establishment of name brand recognition and a strong customer base are key entry barriers at present. However, if high-purity silicon supplies increase, some of these barriers may disappear or lessen and many new competitors may enter into the industry resulting in rapid industry fragmentation and loss of our market share.

Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and resources and significantly greater economies of scale. In addition, our competitors may have stronger relationships or may enter into exclusive relationships with some of the key distributors or system integrators to whom we sell our products. As a result, they may be able to respond more quickly to changing customer demand or to devote greater resources to the development, promotion and sales of their products than we can. The sale of our solar module products generated 97.7% and 87.6% of our net revenues in 2005 and 2006, respectively, and 94.7% for the nine months ended September 30, 2007. Our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors have also become vertically integrated, from upstream silicon wafer manufacturing to solar power system integration. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

In the immediate future, we believe that in order to remain competitive, we will need to continue focusing on securing silicon feedstock and solar wafers for our in-house solar cell manufacturing needs and expanding our internal production capacity, developing our in-house solar wafer manufacturing capacity, maintaining strategic relationships with a few select suppliers to fulfill our remaining solar cell and solar wafer needs and increasing our sales and marketing efforts to secure customer orders. Many of our competitors have greater access to silicon raw materials and cell supply, including stronger strategic relationships with leading global and domestic silicon feedstock suppliers, or have more significant silicon wafer and cell manufacturing capabilities. We believe that as the supply of high-purity silicon stabilizes and customers become more knowledgeable and selective, the key to competing successfully in the industry will shift to more traditional sales and marketing activities. We have conducted very limited advertising to date, focusing primarily on medium to larger sized solar power distributors and integrators in the European market in the past, and cannot assure you that we will be able to make that transition successfully. The greater name recognition of some of our competitors may make it difficult for us to compete as a result of this industry transition. In addition, the solar power market in general competes with other sources of renewable energy and conventional solar power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the solar power market could suffer.

The reduction or elimination of government subsidies and economic incentives for solar power could cause demand for our products, our revenues, profits and margins to decline.

We believe that the near-term growth of the market, particularly for on-grid applications, depends in large part on the availability and size of government subsidies and economic incentives. Because a substantial portion of our sales is made in the on-grid market, the reduction or elimination of government subsidies and economic incentives may adversely hinder the growth of this market or result in increased price competition, which could cause our revenues to decline.

Today, the cost of solar power substantially exceeds the cost of power provided by the electric utility grid in many locations. Governments around the world have used different policy initiatives to accelerate the development and adoption of solar power and other renewable energy sources. Renewable energy policies are in place in the European Union, most notably Germany and Spain, certain countries in Asia, and many of the states in Australia and the United States. Examples of customer-focused financial incentives include capital cost rebates, feed-in tariffs, tax credits and net metering and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar power in both on-grid and off-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether, or governmental entities could reprioritize solar initiatives that they have launched. For example, according to Solarbuzz, plans by the Shanghai municipal government to install solar energy heating systems on 100,000 rooftops have stalled. Reductions in, or eliminations of, government subsidies and economic incentives before the solar power industry reaches a scale of economy sufficient to be cost-effective in a non-subsidized market place could result in decreased demand for our products and decrease our revenues, profits and margins.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In a number of countries, these regulations and policies have been modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of using our solar module products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, pricing regulations and policies may place limits on our ability to increase the price of our solar module products in response to increases in our solar raw material costs, including solar cells. We anticipate that our products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual jurisdictions and design products to comply with the varying standards. For example, the European Union’s Restriction of Hazardous Substances Directive, which took effect in July 2006, is a general directive. Each European Union member state will adopt its own enforcement and implementation policies using the directive as a guide. Therefore, there could be many different versions of this law that we will have to comply with to maintain or expand our sales in Europe. Any new government regulations or utility policies pertaining to our solar module products may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our solar module products. In particular, any changes to existing regulations and policies or new regulations and policies in Germany could have a material adverse effect on our business and operating results. Sales to customers located in Germany accounted for 75.3% and 56.9% of our net revenues in 2005 and 2006, respectively, and 72.8% for the nine months ended September 30, 2007, in part because of the availability and amounts of government subsidies and economic incentives in Germany.

If solar power technology is not suitable for widespread adoption, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may not continue to increase or may even decline, and we may be unable to sustain our profitability.

The solar power market is at a relatively early stage of development, and the extent of acceptance of solar power products is uncertain. Market data on the solar power industry is not as readily available as for other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. In addition, demand for solar power products in our targeted markets, including Germany, Spain, Korea, Italy and Greece, may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness, performance and reliability of solar power products compared to conventional and other renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar power industry;

•	success of other alternative energy generation technologies, such as wind power, hydroelectric power and biomass;

•	fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by end users of solar power products, which tend to decrease when the economy slows down;

•	deregulation of the electric power industry and broader energy industry; and

•	changes in seasonal demands for our products, as illustrated by the slowdown of our sales to Germany in the fourth quarter of 2006.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.

The lack or unavailability of financing for on-grid and off-grid solar power applications could cause our sales to decline.

Our solar module products are used in both on-grid applications and off-grid applications. Off-grid applications are used where access to utility networks is not economical or physically feasible. In some developing countries, government agencies and the private sector have, from time to time, provided financing on preferential terms for rural electrification programs. We believe that the availability of financing programs could have a significant effect on the level of sales of solar modules for both on-grid and off-grid applications. If existing financing programs for on-grid and off-grid applications are eliminated or if financing programs are inaccessible or inadequate, the growth of the market for on-grid and off-grid applications may be materially and adversely affected, which could cause our sales to decline. In addition, a rise in interest rates could render existing financings more expensive and present an obstacle for potential financings that would otherwise spur the growth of the solar power industry, which could materially and adversely affect our business.

Our dependence on a limited number of solar wafer, solar cell and silicon raw material suppliers could prevent us from timely delivering our products to our customers in the required quantities, which could result in order cancellations and decreased revenues.

We purchase silicon raw materials, which include polysilicon, solar wafers and solar cells, from a limited number of third-party suppliers. Our major suppliers of silicon raw materials include Luoyang Zhong Gui High Tech Co. Ltd., or Luoyang Poly, of China, which provides us with specified minimum levels of polysilicon, LDK of China, and Deutsche Solar AG, or Deutsche Solar, of Germany, which provide us specified minimum levels of solar wafers; and China Sunergy Co., Ltd., or China Sunergy, and Gintech Energy Corporation of Taiwan, or Gintech, which provides us specified minimum levels of solar cells. We have also entered into annual supply agreements with a few other overseas and domestic Chinese solar wafer and solar cell suppliers. These suppliers may not be able to meet the specified minimum levels set forth in the contracts. If we fail to develop or maintain our relationships with these or our other suppliers, we may not be able to internally produce or secure a supply of solar cells at cost-effective prices, or at all. If that were to occur, we may be unable to manufacture our products in a timely manner or our products may be manufactured only at a higher cost, and we could be prevented from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause us to experience order cancellations and loss of market share and harm our reputation. The failure of a supplier to supply solar wafers, solar cells or silicon raw materials that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs, particularly if we are unable to obtain these solar wafers, solar cells or silicon raw materials from alternative sources on a timely basis or on commercially reasonable terms. For example, in late 2006, one of our major suppliers of solar wafers incurred serious fire damage with its silicon cast ingot furnaces. This resulted in a chain reaction and caused the shortage and price increase of multi-crystalline solar wafers, which is a key material for our products.

Our dependence on a limited number of customers and our lack of long-term contracts may cause significant fluctuations or declines in our revenues.

We currently sell a substantial portion of our solar module products to a limited number of customers, including distributors and system integrators, and various manufacturers who either integrate our products into their own products or sell them as part of their product portfolio. Our top five customers collectively accounted for approximately 53.4% and 84.0% of our net revenues in 2006 and for the nine months ended September 30, 2007, respectively. Each of Iliotec and Bihler contributed over 10% of our net revenues in 2006. Each of Schüco, City Solar AG and pro solar Solarstrom contributed over 10% of our net revenues for the nine months period ended September 30, 2007. Sales to our customers are typically made through one-year frame work sales agreements with quarterly firm orders stipulating prices and product amounts as adjusted or negotiated with customers. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and

•	failure of any of our significant customers to make timely payment for our products.

Even though our top five customers have contributed to a significant portion of our revenues, we have experienced changes in our top customers. As we continue to grow our business and operations, we expect our top customers may continue to change. We cannot assure you that we will be able to develop a consistent customer base.

Cancellation of customer product orders may make us unable to recoup prepayments made to suppliers.

Suppliers of solar wafers, cells and silicon raw materials typically require us to make prepayments well in advance of shipment. While we also sometimes require our customers to make partial prepayments, there is typically a lag between the time of our prepayment for solar wafers, cells and silicon raw materials and the time that our customers make prepayments to us. As a result, the purchase of solar wafers, cells and silicon feedstock, and other silicon raw materials through toll manufacturing arrangements, has required, and will continue to require, us to make significant working capital commitments beyond that generated from our cash flows from operations to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers in connection with our customers’ orders, which could have an adverse impact on our financial condition and results of operations.

We may not be able to manage our expansion of operations effectively.

We commenced business operations in October 2001 and have since grown rapidly. We expect to continue to significantly expand our business to meet the growth in demand for our products, as well as to capture new market opportunities. To manage the potential growth of our operations, we will be required to improve our operational and financial systems and procedures and controls. Our rapid growth has strained our resources and made it difficult to maintain and update our internal procedures and controls as necessary to meet the expansion of our overall business. We must also increase production output, expand, train and manage our growing employee base, and successfully establish new subsidiaries to operate new or expanded facilities. Additionally, access to additional funds to support the expansion of our business may not always be available to us. Furthermore, our management will be required to maintain and expand our relationships with our customers, suppliers and other third parties.

We cannot assure you that our current and planned operations, personnel, systems and internal procedures and controls will be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenues and profit to decline.

The solar power market is characterized by evolving technology standards that require improved features, such as more efficient and higher power output, improved aesthetics and smaller size. This requires us to develop new solar module products and enhancements for existing solar module products to keep pace with evolving industry standards and changing customer requirements. Technologies developed by others may prove more advantageous than ours for the commercialization of solar module products and may render our technology obsolete. Our failure to further refine our technology and develop and introduce new solar module products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future.

If our future innovations fail to enable us to maintain or improve our competitive position, we may lose market share. If we are unable to successfully design, develop and introduce or bring to market competitive new solar module products, or enhance our existing solar module products, we may not be able to compete successfully. Competing solar power technologies may result in lower manufacturing costs or higher product performance than those expected from our solar module products. In addition, if we are unable to manage product transitions, our business and results of operations would be negatively affected.

Our future success substantially depends on our ability to significantly expand our internal solar components manufacturing capacity, which exposes us to a number of risks and uncertainties.

Our future success depends on our ability to significantly increase our internal solar components manufacturing capacity. If we are unable to do so, we may be unable to expand our business, decrease our costs per watt, maintain our competitive position and improve our profitability. Our ability to establish additional manufacturing capacity is subject to significant risks and uncertainties, including:

•	the need to raise significant additional funds to purchase raw materials and to build additional manufacturing facilities, which we may be unable to obtain on commercially viable terms or at all;

•	delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in equipment delivery by vendors;

•	delays or denial of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate our internal solar components manufacturing capabilities, or if we encounter any of the risks described above, we may be unable to expand our business as planned. Moreover, even if we do expand our manufacturing capacity we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Dr. Shawn Qu, our chairman, president and chief executive officer, Bing Zhu, our chief financial officer, Bencheng Li, our vice president, domestic corporate development, Gregory Spanoudakis, our vice president of international sales and marketing and Robert Patterson, our vice president of corporate and product development and general manager of Canadian operations. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers, in particular those with a significant mix of both international and China-based solar power industry experience as many of our current officers have. In addition, if any of our executives joins a competitor or forms a competing company, whether in violation of their agreements with us or otherwise, we may lose some of our customers.

We face risks associated with the marketing, distribution and sale of our solar module products internationally. If we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In 2005 and 2006 and for the nine months ended September 30, 2007, we sold approximately 97.2%, 79.3% and 97.8%, respectively, of our products to customers located outside of China. The marketing, distribution and sale of our solar module products in the international markets expose us to a number of risks, including:

•	fluctuations in the currency exchange rates of the Euro, U.S. dollar and RMB;

•	difficulty in engaging and retaining distributors and system integrators who are knowledgeable about and, can function effectively in, overseas markets;

•	increased costs associated with maintaining marketing efforts in various countries;

•	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

•	cultural, language and logistical barriers to working with customers in different countries; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

Problems with product quality or product performance, including defects, in our products could damage our reputation, or result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our products may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant costs, divert the attention of our personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver solar module products with errors or defects, or if there is a perception that our products contain errors or defects, our credibility and the market acceptance and sales of our solar module products could be harmed. In one instance in 2005 and another in 2006, customers raised concerns about the stated versus actual performance output of some of our solar modules. We determined that these concerns resulted from differences in calibration methodologies and we resolved the issue with these customers. However, the corrective actions and procedures that we took may turn out to be inadequate to prevent further incidents of the same problem or to protect against future errors or defects. As we continue to develop our internal solar cell manufacturing capabilities and expand into in-house solar ingot and solar wafer production, we may have problems standardizing product quality in these new areas of business. In addition, some of our ingot, wafer and cell suppliers with whom we have toll manufacturing arrangements previously raised concerns about the quality and consistency of the silicon feedstock, in particular the reclaimable silicon that we recycle through our silicon reclamation program for re-use in the solar power industry, that we have provided to them for their ultimate conversion into solar cells. The use of reclaimed silicon in the solar power supply chain has an inherent risk as it is difficult to maintain the consistency and quality of reclaimed silicon at the same level as high-purity silicon. The successful use of reclaimed silicon requires extensive experience, know-how and additional quality control measures from both the provider of reclaimed silicon and the toll manufacturers. If we cannot successfully maintain the consistency and quality of the reclaimed silicon from our silicon reclamation program at an acceptable level, this may result in less efficient solar cells for our solar modules or in a lower conversion ratio of solar cells per ton of silicon feedstock that we provide, and may potentially delay and reduce our supply of solar cells. This may reduce or eliminate the cost advantages of recycling silicon through our silicon reclamation program. This could also cause problems with product quality or product performance, including defects in our products, and increase the cost of producing our products.

We obtain some of the solar wafers and solar cells that we use in our products from third parties, either directly or through toll manufacturing arrangements, and we have limited control over the quality of that portion of the solar wafers and solar cells we incorporate into our solar modules. Unlike solar modules, which are subject to certain uniform international standards, solar wafers and solar cells generally do not have uniform international standards, and it is often difficult to determine whether solar module product defects are a result of the solar cells or other components or reasons. We also rely on third party suppliers for other components that we use in our products, such as glass, frame and backing for our solar modules, and electronic components for our specialty solar modules and products. Furthermore, the solar cells and other components that we purchase from third party suppliers are typically sold to us without any, or with only limited, warranty. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation, reduce our market share and cause our revenues to decline.

Since we cannot test our products for the duration of our standard warranty periods, we may be subject to unexpected warranty expense.

Our standard solar modules are typically sold with a two-year guarantee for defects in materials and workmanship and a 10-year and 25-year warranty against declines of more than 10.0% and 20.0%, respectively, of the initial minimum power generation capacity at the time of delivery. Our specialty solar modules and products are typically sold with a one-year guarantee against defects in materials and workmanship and may, depending on the characteristics of the product, contain a limited warranty of up to ten years, against declines of the minimum power generation capacity specified at the time of delivery. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped our products and recognized revenue. We began selling specialty solar modules and products in 2002 and only began selling standard solar modules in 2004. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our operating results. Although we conduct quality testing and inspection of our solar module products, our solar module products have not been and cannot be tested in an environment simulating the up to 25-year warranty periods. As a result, we may be subject to unexpected warranty expense and associated harm to our financial results as long as 25 years after the sale of our products.

Our future growth depends in part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships, and our failure to do so could have a material adverse effect on our market penetration and revenue growth.

The solar power industry has only recently emerged as a high growth market and is currently experiencing shortages of its key component, high-purity silicon, due to rapid industry growth and demand. We believe it is critical that we continue to manage upstream silicon supply sources by, among other strategies, continuing to pursue strategic acquisitions and investments in solar cell and silicon raw materials suppliers to secure a guaranteed supply and better control the specifications and quality of the materials delivered and fostering strategic relationships, particularly with silicon feedstock suppliers, as we continue to develop our in-house solar component manufacturing abilities, and partnerships with solar wafer and solar cell suppliers. We cannot assure you, however, that we will be able to successfully make such strategic acquisitions and investments or establish strategic relationships with third parties that will prove to be effective for our business. Our inability in this regard could have a material adverse effect on our market penetration, our revenue growth and our profitability.

Strategic acquisitions, investments and relationships with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. Moreover, strategic acquisitions, investments and relationships may be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business.

We may not succeed in developing and maintaining a cost-effective solar cell manufacturing capability.

We plan to continue expanding our in-house solar cell manufacturing capabilities to support our core solar module manufacturing business. We completed installation of our first four solar cell production lines in 2007, and expect the annual solar cell production capacity from these production lines to reach 100MW by the end of 2007. However, we only have limited and recent operating experience in this area and we will face significant challenges in the solar cell business. Manufacturing solar cells is a highly complex process and we may not be able to produce solar cells of sufficient quality to meet our solar module manufacturing standards. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases cause production to be suspended or yield no output. We will need to make capital expenditures to purchase manufacturing equipment for solar cell production and will also need to make significant investments in research and development to keep pace with technological advances in solar power technology. The technologies, designs and customer preferences for solar cells change more rapidly, and solar cell product life cycles are shorter than those for solar modules. We may not be able to successfully address these new challenges. We will also face increased costs to comply with environmental laws and regulations. Any failure to successfully develop and maintain cost-effective solar cell manufacturing capability may have a material adverse effect on our business and prospects.

In addition, although we intend to continue direct purchasing of solar cells and our toll manufacturing arrangements through a limited number of strategic partners, if we engage in the large scale production of solar cells it may disrupt our existing relationships with solar cell suppliers. One of our suppliers has raised concerns with us over our decision to implement internal solar cell product capabilities. If solar cell suppliers discontinue or reduce the supply of solar cells to us, either through direct sales or through toll manufacturing arrangements, and we are not able to compensate for the loss or reduction with our own manufacturing of solar cells, our business and results of operations may be materially and adversely affected.

We may experience difficulty in developing our internal production capabilities for ingots and wafers and, if developed, in achieving acceptable yields and product performance as a result of manufacturing problems.

We are in the process of developing our internal production capabilities for the manufacture of silicon ingots and wafers. We do not have prior operational experience in ingot and wafer production and will face significant challenges in developing this line of business, and may not be successful in doing so. The technology is complex, and will require costly equipment and the hiring of highly skilled personnel to implement. In addition, we may experience delays in developing these capabilities and in obtaining governmental permits required to carry on these operations.

If we are able to successfully develop these production capabilities, we will need to continuously enhance and modify these capabilities in an effort to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture wafers can cause a percentage of the wafers to be rejected, which in each case, negatively affects our yields. We may experience production difficulties that cause manufacturing delays and lower than expected yields.

Problems in our facilities may limit our ability to manufacture products, including but not limited to, production failures, construction delays, human errors, equipment malfunction or process contamination, which could seriously harm our operations. We may also experience floods, droughts, power losses and similar events beyond our control that would affect our facilities. A disruption to any step of the manufacturing process will require us to repeat each step and recycle the silicon debris, thus adversely affecting our yields.

We may fail to successfully bring to market our new specialty solar modules and products, which may prevent us from achieving increased sales, margins and market share.

We expect to continue to derive part of our revenues from sales of our new specialty solar modules and products and will increase our research and development expenses in connection with developing these products. If we fail to successfully develop our new specialty solar modules and products, we will likely be unable to recover the expenses that we will incur to develop these products and may be unable to increase our sales and market share and to increase our margins. Many of our new specialty solar modules and products have yet to receive market acceptance, and it is difficult to predict whether we will be successful in completing their development or whether they will be commercially successful. We may also need to develop new manufacturing processes that have yet to be tested and which may result in lower production output.

Our failure to protect our intellectual property rights in connection with new specialty solar modules and products may undermine our competitive position.

As we develop and bring to market new specialty solar modules and products, we may need to increase our expenses to protect our intellectual property and our failure to protect our intellectual property rights may undermine our competitive position. We currently use contractual arrangements with employees and trade secret protections to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights as we develop new specialty solar modules and products may not be adequate. We currently have only three patents and five patent applications pending in China for products that make up a relatively small percentage of our net revenues and two trademark applications pending in China. Policing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation, which can be costly and divert management attention, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others.

We may be exposed to infringement, misappropriation or other claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success depends on our ability to use and develop our technology and know-how and sell our solar module products without infringing the intellectual property or other rights of third parties. We do not have, and have not applied for, any patents for our proprietary technologies outside China, although we have sold, and expect to continue to sell, a substantial portion of our products outside China. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. In addition, we have not yet registered our trade name, “CSI,” outside of China, and our trademark application in China is still pending. As a result, we could be subject to trademark disputes and may not be able to police the unauthorized use of our trade name. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Additionally, we use imported equipment in our production lines, without supplier guarantees that our use does not infringe on third party intellectual property rights in China. This creates a potential source of litigation or infringement claims arising from such use. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

In addition, our competitors and other third parties may initiate legal proceedings against us or our employees that may strain our resources, divert our management attention and damage our reputation. For example, in March 2002, ICP Global Technologies Inc., or ICP Global, a manufacturer of solar power products, filed an action in the Superior Court of the Province of Quebec, Canada (Action No. 500-05 071241-028) against our vice president of international sales and marketing, Gregory Spanoudakis, and ATS Automation Tooling Systems Inc., or ATS. ICP Global subsequently amended the complaint to include us, our subsidiary, CSI Solartronics, and our chairman and chief executive officer, Dr. Shawn Qu, as defendants. The amended complaint contends that all of the defendants jointly engaged in unlawful conduct and unfair competition in directing a business opportunity away from ICP Global to us. Although there have been no meaningful discovery, court filings or communications from the plaintiff on this matter since early 2004, we cannot assure you that ICP Global will not move forward with this case or that the litigation will not be determined adversely to us. We also cannot assure you that similar proceedings will not occur in the future.

We rely on dividends paid by our subsidiaries for our cash needs.

We conduct significantly all of our operations through our subsidiaries, CSI Solartronics (Changshu) Co., Ltd., CSI Solar Manufacture Inc., CSI Solar Technologies Inc., CSI Central Solar Power Co., Ltd., CSI Cells Co., Ltd. and Changshu CSI Advanced Solar Inc., which are companies established in China. We rely on dividends paid by these subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. These subsidiaries are also required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. In addition, if any of these subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in the solar power industry, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Fluctuations in exchange rates could adversely affect our business.

Historically, a major portion of our sales were denominated in Euros, with the remainder in Renminbi and U.S. dollars. A major portion of our costs and expenses is denominated in U.S. dollars and Renminbi. Our Renminbi costs and expenses primarily related to domestic sourcing of solar cells, wafers, silicon and other raw materials, toll manufacturing fees, labor costs and local overhead expenses. From time to time, we also have loan arrangements with Chinese commercial banks that are denominated in U.S. dollars and Renminbi. Therefore, fluctuations in currency exchange rates could have a material adverse effect on our financial condition and results of operations. Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and Euro, affect our gross and net profit margins and could result in fluctuations in foreign exchange and operating gains and losses. We cannot predict the impact of future exchange rate fluctuations on our results of operations and we may incur net foreign currency losses in the future.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As with other solar module product manufacturers, we are exposed to risks associated with product liability claims if the use of our solar module products results in injury. Since our products generate electricity, it is possible that users could be injured or killed by our products as a result of product malfunctions, defects, improper installation or other causes. We only shipped our first products in March 2002 and, because of our limited operating history, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Although we carry limited product liability insurance, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Even if the product liability claims against us are determined in our favor, we may suffer significant damage to our reputation.

Our founder, Dr. Shawn Qu, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

As of February 14, 2008, Dr. Shawn Qu, our founder, chairman and chief executive officer, beneficially owned 50.0% of our outstanding share capital comprised of 27,320,389 common shares, excluding restricted shares granted but yet to be vested and subject to restrictions on voting and dividend rights and transferability. As such, Dr. Qu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and suspensions of our business operations.

We are required to comply with all national and local regulations regarding protection of the environment. As we expand our silicon reclamation program and research and development activities and move into solar ingot, solar wafer and solar cell manufacturing, we have begun to generate material levels of noise, waste water, gaseous wastes and other industrial wastes in the course of our business operations. Additionally, as we expand our internal solar components production capacity, our risk of facility incidents with a potential environmental impact also increases.

Except for a failure to obtain certain approvals prior to starting production as disclosed in “— Risks Related to Doing Business in China — We may face a potential risk for failing to comply with certain PRC legal requirements,” we believe that we are in compliance with present environmental protection requirements and have all necessary environmental permits to conduct our business as it is presently conducted. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. For example, we increased our expenditures to comply with the European Union’s Restriction of Hazardous Substances Directive, which took effect in July 2006, by reducing the amount of lead and other restricted substances used in our solar module products. Furthermore, we may need to comply with the European Union’s Waste Electrical and Electronic Equipment Directive if we begin to sell specialty solar modules and products to customers located in Europe or if our customers located in other markets demand that our products be compliant.

If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. For instance, the Chinese Customs have recently increased their scrutiny on the import of scrap silicon over a concern that the recycling process for certain types of scrap silicon may cause environmental damage if not performed in a fully licensed factory and have subjected certain importations of recyclable silicon by some China-based companies, including us. See the section entitled “— If we are unable to secure an adequate and cost effective supply of solar wafers, cells or reclaimable silicon, our revenue, margins and profits could be adversely affected.” Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions of our business operations.

We may not be successful in establishing our brand names among all consumers in important markets and the products we sell under our brand name may compete with the products we manufacture on an OEM basis for our customers.

We sell our products primarily under our own brand name and also on an OEM basis for our customers. In certain markets our brand may not be as prominent as other more established solar power vendors, and there can be no assurance that the “CSI” brand name or any of our potential future brand names, will gain acceptance among customers. Moreover, because the range of products we sell under our own brands and those we manufacture for our customers may be substantially similar, there can be no assurance that, currently or in the future, there will not be direct or indirect competition between products sold under the CSI brand, or any of our other potential future brands, and products that we manufacture on an OEM basis. This could negatively affect our relationship with these customers.

If we grant employee share options, restricted shares or other share-based compensation in the future, our net income could be adversely affected.

We adopted a share incentive plan in 2006. As of November 26, 2007, we had issued 1,725,321 share options and 566,190 restricted shares under our share incentive plan. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment.” This statement, which became effective in our first quarter of 2006, will prescribe how we account for share-based compensation, and may have an adverse or negative impact on our results of operations or the price of our common shares. SFAS No. 123R requires us to recognize share-based compensation as compensation expense in the statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. This statement also requires us to adopt a fair value-based method for measuring the compensation expense related to share-based compensation. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing share options or restricted shares under our share incentive plan. However, if we do not grant share options or restricted shares, or reduce the number of share options or restricted shares that we grant, we may not be able to attract and retain key personnel. If we grant more share options or restricted shares to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

There have been historical deficiencies with our internal controls and there remain areas of our internal and disclosure controls that require improvement. If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our common shares may be adversely impacted.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in the company’s annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2007. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems in the foreseeable future.

Prior to our initial public offering, we were a private company of limited operating history with limited accounting and other resources with which to adequately address our internal controls and procedures. As a result, in our past audits, our auditors had identified material weaknesses and deficiencies with our internal controls. In our audit for the fiscal year ended December 31, 2006, our auditors observed a number of weaknesses and deficiencies with respect to our internal controls under the standards established by the Public Company Accounting Oversight Board. The material weaknesses identified by our independent registered public accounting firm include (i) insufficient accounting resources to properly identify adjustments, analyze transactions and prepare financial statements in accordance with U.S. GAAP, and (ii) a lack of formal accounting policies and procedures for U.S. GAAP to ensure that our accounting policies and procedures are appropriately or consistently applied. Following the identification of these material weaknesses and other deficiencies, we have undertaken remedial steps and plan to continue to take additional remedial steps to address these material weaknesses and deficiencies and to further improve our internal and disclosure controls, including hiring additional staff, training our new and existing staff and installing new enterprise resource planning, or ERP systems, in order to build up a unified and integrated database of our company. In addition, since the beginning of 2007, we have engaged an advisory firm to advise us about complying with requirements of the Sarbanes-Oxley Act, and have hired an individual experienced in handling compliance with the requirements of Sarbanes-Oxley Act. However, if we are unable to remedy the existing material weaknesses and deficiencies in our internal and disclosure controls and procedures, or if we fail to maintain an effective system of internal and disclosure controls in the future, we may be unable to accurately report our financial results or prevent fraud and as a result, investor confidence and the market price of our common shares may be adversely impacted. Furthermore, we anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes Oxley Act.

Risks Related to Doing Business in China

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our manufacturing operations through our subsidiaries in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 5.7% appreciation of Renminbi against the U.S. dollar between July 21, 2005 and December 31, 2006. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs in U.S. dollar terms. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries in China, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our common shares. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Certain portions of our revenue and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our common shares. Under China’s existing foreign exchange regulations, our PRC subsidiaries are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by our PRC subsidiaries under most capital accounts continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities. In particular, if we finance our PRC subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through equity financing.

We may face a potential risk for failing to comply with certain PRC legal requirements.

We are required to comply with the PRC Environmental Protection Law. For example, some of our subsidiaries, such as CSI Luoyang and CSI Cells, are required to have their manufacturing facilities examined and approved by the PRC Environmental Protection Agency prior to the start of production. However, due to discrepancies between interpretation of the written law and its application to date, both CSI Luoyang and CSI Cells began production earlier this year without obtaining such approvals. As a result, there is a risk that we may be ordered by the relevant environmental protection administration to cease manufacturing at these operations and face fines. We are currently negotiating with the relevant authorities to complete the examination and obtain the requisite approvals. We will need to undergo similar reviews and obtain approvals prior to launching our solar wafer manufacturing operations. There can be no assurance that we will obtain the necessary approvals for our manufacturing operations in a timely manner, if at all.

Also, some registration certificates of the PRC subsidiaries have expired or have not been updated with current subsidiary registration information, which may result in administrative fines. We are currently conducting efforts to renew and update these certificates with the relevant governmental authorities and are hopeful of obtaining the renewed and updated certificates in a timely manner.

In addition, we adopted a share incentive plan in 2006 that grants employees, including some of our PRC employees, share options and restricted shares. However, we have not yet filed our share incentive plan with SAFE as required by the Implementation Rule of the Individual Foreign Exchange Administrative Measures (“SAFE Rules”). Since the SAFE Rules were only adopted in February 2007, there is some uncertainty as to how they will be interpreted and implemented. If SAFE subsequently determines that we were required to obtain its approval before allowing our PRC employees to participate in our share incentive plan, this could have an adverse effect on our ability to grant our PRC employees share options and restricted shares.

Our business benefits from certain PRC government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

Under current PRC laws and regulations, a foreign invested enterprise, or FIE, in China is typically subject to enterprise income tax, or EIT, at the rate of 30% on taxable income, and local income tax at the rate of 3% on taxable income. The PRC government has provided various incentives to FIEs, including each of our PRC subsidiaries, to encourage the development of foreign investments. Such incentives include reduced tax rates and other measures. FIEs that are determined by PRC tax authorities to be manufacturing companies with authorized terms of operation more than ten years, are eligible for: (i) a two-year exemption from EIT from their first profitable year; and (ii) a 50% reduction in its applicable EIT rate in the succeeding three years. CSI Solartronics is entitled to a preferential EIT rate of 24%, as it is a manufacturing enterprise located in a coastal economic development zone in Changshu. CSI Solartronics’ first profitable year was 2002 and its initial EIT preferential period ended in 2006. However, CSI Solartronics has been granted a three year extension for the 50% reduction in its EIT rate by Changshu tax authority. Thus, CSI Solartronics is currently subject to an EIT rate of 12%. CSI Solar Manufacturing is entitled to a preferential EIT rate of 15%. CSI Solar Manufacturing’s first profitable year was 2005 and it was exempt from EIT until 2006. It is now subject to an EIT rate of 7.5% until 2009. CSI Luoyang and CSI Cells became profitable in 2007. As such, both CSI Luoyang and CSI Cells are exempted from EIT until 2008 and will enjoy a 50% reduction in their applicable EIT rates from 2009 to 2011. CSI Solar Technologies and CSI Advanced are not currently profitable and have therefore not applied for preferential tax treatment. If these subsidiaries turn profitable, they will apply for preferential tax rates and tax holidays. However, with the new PRC EIT law becoming effective on January 1, 2008, a foreign-invested enterprise which has yet to enjoy preferential treatment due to lack of profitability, commencement of the preferential five-year tax holiday will coincide with the year the new EIT law comes into effect, i.e. January 1, 2008. As these tax benefits expire, the effective tax rate of our PRC subsidiaries may increase significantly, and any increase of their EIT rates in the future could have a material adverse effect on our financial condition and results of operations.

In addition, the National People’s Congress, the Chinese legislature, passed a new enterprise income tax law, which is scheduled to take effect on January 1, 2008. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. An enterprise registered under the laws of a jurisdiction outside China may be deemed a Chinese tax resident if its place of effective management is in China and it will consequently be subject to the EIT upon its worldwide income. Existing companies are required to transition to the new EIT rate over a five year period starting January 1, 2008. The PRC State Council has recently promulgated detailed implementation rules for the new Enterprise Income Tax Law. Because the tax law and related implementation rules are newly executed, there is uncertainty as to how they will be interpreted and implemented. Although we are carefully monitoring these legal developments and will timely adjust our effective income tax rate when necessary, we cannot assure you that the new Enterprise Income Tax Law will not cause increases in the EIT rates applicable to our PRC subsidiaries, which could have a material adverse effect on our financial condition and results of operations.

Subject to the interpretation of the new enterprise income tax law and its implementation rules, if we are deemed to be a non-PRC tax resident following the implementation of the new Enterprise Income Tax Law, we may be subject to an EIT rate of 10% on the dividends paid to us by our subsidiaries. However, as the PRC has not promulgated further guidance on the applicability of the new law or its related implementation rules, there is uncertainty as to how it will be applied and affect us.

There may be some uncertainty surrounding a recently adopted PRC regulation that requires certain offshore listings to be approved by the China Securities Regulatory Commission.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated a regulation that took effect on September 8, 2006. This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by Chinese domestic companies or PRC individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. We believe, based on the advice of our PRC counsel, that this regulation does not apply to us and that CSRC approval is not required because we are not an SPV covered by the new regulation as we are owned and controlled by non-PRC individuals and entities, and all our PRC subsidiaries are foreign-funded and have been incorporated through our direct investment instead of acquisition. However, since the regulation has been adopted only for a few months, there may be some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or other PRC regulatory body subsequently determines that we needed to obtain the CSRC’s approval for our initial public offering in November 2006, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. In the future, we may grow our business in part by directly acquiring complementary businesses. Complying with the requirements of the new regulations and any other PRC laws to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the PRC regulatory agencies, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu or another epidemic or outbreak. From 2005 to 2007, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu or other adverse public health developments in China may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of China, as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu or any other epidemic.

Risks Related to Our Common Shares

The market price for our common shares may be volatile.

The market price for our common shares has been and may continue to be highly volatile and subject to wide fluctuations during the period from November 9, 2006, the first day on which our common shares were listed on the Nasdaq Global Market, until February 29, 2008, the trading prices of our common shares ranged from $6.50 to

$31.44 per share and the closing sale price on February 29, 2008 was $18.95 per share. The market price for our common shares may continue to be volatile and subject to wide fluctuations in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other solar power companies;

•	addition or departure of our executive officers and key research personnel;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	fluctuations in the exchange rates between the U.S. dollar, the Euro and RMB;

•	release or expiry of lock-up or other transfer restrictions on our outstanding common shares; and

•	sales or perceived sales of additional common shares.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our common shares.

Substantial future sales or perceived sales of our common shares in the public market could cause the price of our common shares to decline.

Sales of our common shares in the public market, or the perception that these sales could occur, could cause the market price of our common shares to decline. As of February 14, 2008, we had 27,320,389 common shares outstanding, excluding restricted shares granted but yet to be vested and subject to restrictions on voting and dividend rights and transferability. In addition, the common shares outstanding will increase and be available for sale when certain option holders receive our common shares if they exercise their share options upon vesting, subject to volume, holding period and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. To the extent these shares are sold into the market, the market price of our common shares could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Our articles of continuance contain anti-takeover provisions that could adversely affect the rights of holders of our common shares.

We adopted an amendment to our articles of continuance that became effective immediately upon the closing of our initial public offering. We have included certain provisions in our amended articles of continuance that would limit the ability of others to acquire control of our company, and deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We have included the following provisions in our amended articles of continuance that may have the effect of delaying or preventing a change of control of our company:

•	Our board of directors has the authority, without approval by the shareholders, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred shares.

•	Our board of directors shall fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. Our board of directors may appoint one or more additional directors, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, subject to the limitation that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

You may have difficulty enforcing judgments obtained against us.

We are a corporation organized under the laws of Canada and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers, are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts, judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, we have been advised by our Canadian counsel that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is unlikely that an action could be brought in Canada in the first instance for civil liability under U.S. federal securities laws. There is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such PRC courts would be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our notes or common shares.

Based on the market price of our common shares and the composition of our income and assets and our operations, we believe we were not a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2007. However, we must make a separate determination each year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of our assets is generally determined by reference to the market price of our common shares, which may fluctuate considerably. If we were treated as a PFIC for any taxable year during which a U.S. person held a note or common share, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See the section entitled “Taxation — Certain U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

We incur increased costs as a result of being a public company.

As a public company, we incur a significantly higher level of legal, accounting and other expenses than we did as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by SEC, and the Nasdaq Global Market, have required changes in corporate governance practices of public companies.

We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to the Notes

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes rank equally with all our existing and future unsecured, unsubordinated debt, and senior to all our future subordinated debt. The notes rank junior to all our existing and future secured debt to the extent of the collateral securing such debt and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, we had:

•	$15.3 million of unsecured, unsubordinated indebtedness outstanding equal in right of payment to the notes;

•	no secured indebtedness outstanding effectively senior in right of payment to the notes to the extent of the collateral securing such indebtedness; and

•	no subordinated indebtedness.

As of September 30, 2007, our subsidiaries had liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $80.6 million, which is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See the section entitled “Description of Notes — General.”

Our holding company structure makes us dependent on cash flow from our subsidiaries to meet our obligations.

Most of our operations are conducted through, and most of our assets are held by, our subsidiaries; therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations, including our obligations under the notes. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or the guarantee or to make any funds available for that purpose, whether by dividends, loans or other payments. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under applicable law.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from and of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

The make whole premium that may be payable upon conversion in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with certain fundamental changes that occur prior to December 24, 2012, we may be required to increase the conversion rate for notes so surrendered for conversion, as described under the section entitled “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of such change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under the section entitled “Description of Notes — Adjustment to Conversion Rate upon Occurrence of a Fundamental Change” there will be no such conversion rate increase.

The conversion rate for the notes may not be adjusted for all dilutive events that may occur.

The conversion rate for the notes is subject to adjustment for certain events including, but not limited to, the issuance of share dividends on common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, share capital or cash to holders of our common shares and certain issuer tender or exchange offers as described under the section entitled “Description of Notes — Conversion Rate Adjustments.” Such conversion rates will not be adjusted for other events, such as share issuances for cash or third-party tender offers, that may adversely affect the trading price of the notes or any common shares. See the section entitled “Description of Notes — Conversion Rate Adjustments.” We are not restricted from issuing additional common shares during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common shares. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a designated event under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 90% of the consideration (excluding cash payments fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) paid for our common shares in a merger or similar transaction is publicly traded common shares. Our obligation to repurchase the notes upon a designated event may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See the section entitled “Description of Notes — Fundamental Change Requires Us to Make an Offer to Purchase Notes.”

If we have elected to pay cash or a combination of cash and common shares upon conversion of the notes, you may receive less proceeds than expected because the value of our common shares may decline after you exercise your conversion right.

Under the notes, if we have received shareholder approval and have elected to pay cash or a combination of cash and common shares upon conversion of the notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, if we elect to settle all or any portion of our conversion obligation in cash (other than solely cash in lieu of any fractional shares), the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common shares for each trading day in a ten-trading day period. In addition, if we elect to settle a portion, but less than all, of our conversion obligation in cash (other than solely cash in lieu of any fractional shares), and the market price of our common shares at the end of such ten-trading day period is below the average of the volume weighted average price of our common shares during such period, the value of any common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

If you hold notes, you are not entitled to any rights with respect to our common shares, but you are subject to all changes made with respect to our common shares.

If you hold notes, you are not entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on common shares), but you are subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

We may not be able to raise the funds necessary to repay the notes when due, finance a fundamental change, purchase the notes on specified dates or make the payments due upon conversion, if any.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a fundamental change and upon each of December 24, 2012 and December 15, 2014, holders of notes may require us to purchase their notes. Furthermore, if we have received shareholder approval and have elected to pay cash or a combination of cash and common shares upon conversion of the notes, we will be required to make cash payments to holders on conversion thereof. However, it is possible that we would not have sufficient funds to repay the notes at maturity, make the required purchase of the notes or make cash payments on conversion. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a fundamental change under the indenture. See the section entitled “Description of Notes — Fundamental Change Requires Us to Make an Offer to Purchase Notes.”

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to make an offer to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger an option of the holder of the notes to require us to purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

An active trading market for the notes may not develop.

If you are able to sell your notes, we cannot assure you as to the price at which any sales will be made. There is currently no established public market for the notes, and no active trading market might ever develop. Furthermore, trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our common shares, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. At the time of the original issuance of the notes, the initial purchaser of the notes informed us that it intended to make a market in the notes. However, that purchaser is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchaser ceases to act as the market maker for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

The price of our common shares may be volatile, which may affect the trading price of the notes.

In the past, the price of our common shares has experienced volatility due to a number of factors, some of which are beyond our control. The price of our notes and the common shares into which the notes are convertible may continue to experience volatility in the future from time to time. Among the factors that could affect the price of our notes and the common shares into which the notes are convertible are:

•	our operating and financial performance and prospects;

•	quarterly variations in key financial performance measurer, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	announcements of technological innovations or new products by us or our competitors;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common shares or other actions by investors with significant shareholdings;

•	general market conditions; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating of particular companies. These broad market fluctuations may adversely affect the trading price of our notes and the underlying common shares. Any adverse effect upon the trading price of our common shares would, in turn, adversely affect the trading price of the notes.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes, or may otherwise depress the price of our common shares.

The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common shares issuable upon such conversion could adversely affect prevailing market prices of our common shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into our common shares could depress the price of our common shares.

REASONS FOR THE OFFER AND USE OF PROCEEDS

All sales of the notes or common shares issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this and any subsequent prospectus supplement. We will not receive any proceeds from the sale by any selling shareholder of the notes or the common shares issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed changes on a historical basis for the period indicated. The ratios are calculated by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for minority interests, plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges.

										Nine Months
										Ended
	Year Ended December 31,									September 30,
	2002		2003		2004		2005		2006	2007

Ratio of earnings to fixed charges	142	X	149	X	166	X	17	X	—(1)	—(2)

(1)	Earnings for the year ended December 31, 2006 were insufficient to cover fixed charges by approximately $9.0 million as our operating results were negatively impacted by downward market performance mainly in the last quarter of this year.

(2)	Earnings for the nine months ended September 30, 2007 were insufficient to cover fixed charges by approximately $6.3 million as our operating results were negatively impacted by a rapid increase in the cost of goods sold due to the price pressure resulting from an industry-wide raw materials shortage and the downward market performance in the first quarter of this year.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

PRICE RANGE OF COMMON SHARES

Our common shares are traded on the Nasdaq Global Market under the symbol “CSIQ.” The following table sets forth the high and low intraday sales prices of our common shares for each period indicated as reported on the Nasdaq Global Market. Our common shares commenced trading on the Nasdaq Global Market on November 9, 2006.

	Sales Price
Period	High	Low
	US$	US$

2006
Fourth Quarter (from November 10)	16.73	9.43
2007
First Quarter:
January	11.87	9.26
February	14.36	10.30
March	11.68	8.72
Second Quarter:
April	13.88	9.60
May	11.80	8.78
June	10.87	9.21
Third Quarter:
July	11.70	8.57
August	9.25	6.50
September	10.95	7.08
Fourth Quarter:
October	11.65	8.67
November	18.88	9.99
December	31.44	15.62
2008
First Quarter:
January	31.10	14.74
February	24.15	17.32

The closing price of our common shares on February 29, 2008 as reported by the Nasdaq Global Market was US$18.95.

DIVIDEND POLICY

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our common shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to restrictions under the Canada Business Corporations Act (the “CBCA”). See the section entitled “Description of Share Capital — Common Shares — Dividends.” Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our common shares, if any, will be paid in U.S. dollars.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization (unaudited, in thousands, except per share data) as of January 31, 2008.

This table should be read in conjunction with “Summary Consolidated Financial Data” included in this prospectus and our consolidated financial statements and notes thereto incorporated by reference in this prospectus.

As of January 31,
2008

Cash and cash equivalents	$35,572
Restricted cash	1,670

Long-term debt:
6.0% Convertible Senior Notes due 2017	$75,000
Other long-term debt	18,080

Total long-term debt	93,080
Shareholders’ equity
Common shares, unlimited authorized shares; 27,320,389 shares issued and outstanding(1)	99,454
Additional paid-in capital	26,534
Accumulated deficit	(146)
Accumulated other comprehensive income	7,754

Total shareholders’ equity	133,888

Total capitalization	226,968

(1)	Excludes 1,725,321 common shares issuable upon the exercise of options outstanding as of the date of this prospectus and 768,367 common shares reserved for future issuance under our 2006 equity incentive plan.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, our functional currency is Renminbi and a portion of our revenues are denominated in Renminbi. We record transactions denominated in other currencies at the rates of exchange prevailing when the transaction occur. We translate monetary assets and liabilities denominated in other currencies into Renminbi at rates of exchange in effect at the balance sheet dates and record exchange gains and losses in our statements of operations. We have chosen the U.S. dollar as our reporting currency. Accordingly we translate assets and liabilities using exchange rates in effect at each period end and we use average exchange rates for the statement of operations. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On February 29, 2008, the noon buying rate was RMB7.1115 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

	Noon Buying Rate
	Period
Period	End	Average(1)	Low	High
	(RMB Per US$1.00)

2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9597	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008
January	7.1818	7.2405	7.2946	7.1818
February	7.1115	7.1644	7.1973	7.1100

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of December 10, 2007 between us and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The notes and any common shares issuable upon conversion of the notes are covered by a resale registration rights agreement which we have entered into as of December 10, 2007 pursuant to which we have agreed to, for the benefit of the holders of notes, file this shelf registration statement with the SEC covering resale of notes, as well as our common shares issuable upon conversion of notes.

The following description is a summary of the material provisions of the notes, the indenture and the resale registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the resale registration rights agreement, including the definitions of certain terms used therein. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under the section entitled “Where You Can Find More Information.”

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Canadian Solar, Inc. and not to its subsidiaries and references to “holders” refer to the holders of notes.

General

The notes:

•	are our general unsecured unsubordinated obligations, and rank equally with our other unsecured unsubordinated indebtedness, but are effectively subordinated to the indebtedness and other liabilities of our subsidiaries;

•	are limited to an aggregate principal amount of US$75,000,000, except as set forth below;

•	will mature on December 15, 2017, unless earlier converted, repurchased or redeemed;

•	bear interest at a rate of 6.0% per annum on the principal amount, payable semi-annually, in arrears, on each June 15 and December 15, beginning on June 15, 2008 to holders of record at the close of business on the preceding June 1 and December 1, respectively;

•	will bear additional interest if we fail to comply with certain obligations set forth under the section entitled “— Resale Registration Rights;”

•	include a requirement that we make an offer to purchase, in whole or in part, for cash upon occurrence of a “fundamental change” (as defined under the section entitled “— Fundamental Change Requires Us to Make an Offer to Purchase Notes”) at a price equal to 100% of the principal amount of any notes being purchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date as described under the section entitled “— Fundamental Requires Us to Make an Offer to Purchase Notes;”

•	are redeemable by us at any time on or after December 24, 2012, for cash at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) in whole or in part, if the last reported sale price (as defined below under the section entitled “— Conversion Rights — General”) of our common shares for at least 20 trading days in a period of 30 consecutive trading days, the last of which occurs no more than five trading days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable conversion price per common share in effect on such trading date, or (ii) in whole only, if at least 95% of the initial aggregate principal amount of the notes originally issued have been redeemed, converted or repurchased and, in each case, cancelled;

•	will be redeemable, in whole but not in part, if as a result of a change in or amendment to the laws of a Relevant Jurisdiction (as defined under the section entitled “— Additional Amounts”) we are required to pay Additional Amounts at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest and Additional Amounts, if any, subject to a holder’s election not to be subject to such redemption;

•	are subject to purchase by us at the option of the holder on December 24, 2012 and December 15, 2014, subject to certain conditions, at a purchase price in cash equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of repurchase as described under “— Purchase of Notes at Your Option on Specified Dates;”

•	were issued in denominations of US$1,000 and integral multiples of US$1,000; and

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

At any time prior to the close of business on the business day before the stated maturity date, the notes may be converted into common shares at an initial conversion rate of 50.6073 common shares per US$1,000 principal amount of notes (equivalent to a conversion price of approximately US$19.76 per common share), subject to prior repurchase or redemption. The conversion rate is subject to adjustment if certain events occur. See the section entitled “— Conversion Rate Adjustments” and “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.”

We use the term “note” in this prospectus to refer to each US$1,000 principal amount of notes. The registered holder of a note will be treated as the owner of it for all purposes.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to the holders.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise.

Holders may not sell or otherwise transfer the notes or any common shares issuable upon conversion of the notes except in compliance with the provisions set under “— Resale Registration Rights.”

Other than restrictions described under “— Fundamental Change Requires Us to Make an Offer to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate upon Conversion upon Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders.

Payments on the Notes; Paying Agent and Registrar

We will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee will initially act as the registrar and the paying agent for notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of and interest on certificated notes (i) to registered holders having an aggregate principal amount of US$5,000,000 or less, by check mailed to the registered holders of these notes and (ii) to registered holders having an aggregate principal amount of more than US$5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. “Business day” means any day, except a Saturday or Sunday or any other day on which the Federal Reserve Bank of New York is closed. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Transfer and Exchange

Subject to the provisions described under “— Resale Registration Rights,” a holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or repurchase, except, in each case, for that portion of the notes not being redeemed, converted or repurchased.

Ranking

The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured debt to the extent of such security and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2007, we had approximately no secured debt outstanding and our direct and indirect subsidiaries had approximately US$61.7 million of total debt outstanding on a consolidated basis.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have not guaranteed the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Interest

The notes bear interest at a rate of 6.0% per annum from December 10, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2008. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date, except in the situations described in “— Conversion Rights — General.”

Additional Amounts

All payments made by us or any successor to us under or with respect to the notes, including payments of cash or delivery of common shares upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are organized or resident for tax purposes or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (including any taxes on the Additional Amounts) shall equal the amounts which would have been received by such holder had no such withholding or deduction been required, except that no Additional Amount shall be payable:

(1)  for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)	the existence of any present or former connection between the holder or beneficial owner of such note and the Relevant Taxing Jurisdiction other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Taxing Jurisdiction or treated as a resident thereof or being or having been physically present, carried on business or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii)	the failure of the holder or beneficial owner to comply with a timely request from us or any successor to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the Relevant Taxing Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner;

(b)	any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the notes; or

(d)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c); or

(2)	with respect to any payment of the principal of, or premium, if any, or interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the Relevant Taxing Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any note or any amount payable with respect to such note, such mention shall be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Conversion Rights

General

At any time prior to the close of business on the business day immediately preceding the stated maturity date and subject to prior repurchase or redemption, holders may convert each of their notes into the common shares at an initial conversion rate of 50.6073 common shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$19.76 per common share).

In certain circumstances, common shares issued upon conversion of notes will be issued and delivered in the form of restricted common shares.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing US$1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of US$1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, unless such conversion occurs between a record date and the related interest payment date. Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the related interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any record date to the opening of business on the related interest payment date must be accompanied by funds in cash equal to the amount of interest payable on such interest payment date on the notes so surrendered; provided that no such payment need be made:

•	if we have specified a redemption date that is after such record date but on or prior to the related interest payment date;

•	if we have specified a fundamental change purchase date that is after such record date but on or prior to the related interest payment date; or

•	in respect of any overdue interest accrued on the notes, if any overdue interest exists at the time of conversion with respect to such notes.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any common shares upon conversion, unless the tax is due because a holder requests any common shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any common shares upon conversion.

Notes in respect of which a holder has delivered a purchase notice or a notice of acceptance of our offer to purchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

The “last reported sale price” of our common shares on any date means the closing sale price per common share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that date as reported on the Nasdaq Global Market or other principal U.S. securities exchange on which our common shares are traded. If our common shares are not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” of our common shares will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common shares are not so quoted, the “last reported sale price” of the common shares will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three U.S. nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” of our common shares will be determined without reference to extended or after hours trading.

The term “trading day” means a day during which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq Global Market, or if our common shares are not listed on the Nasdaq Global Market, the principal U.S. securities exchange on which our common shares are listed, is open for trading or if our common shares are not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the preceding paragraph (excluding the third sentence of that paragraph), “trading day” will mean any business day.

The term “market disruption event” means the occurrence or existence for more than one-half hour period in the aggregate on any trading day for our common shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common shares or in any options, contracts or future contracts relating solely to our common shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion upon Notice of Redemption

A holder of notes that we call for redemption may surrender those notes for conversion at any time prior to the close of business on the business day preceding the redemption date. Notes in respect of which a holder has delivered a purchase notice or a notice of acceptance of our offer to purchase its notes upon the occurrence of a fundamental change (defined below) may not be surrendered for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion upon Specified Corporate Transactions

Holders who convert notes in connection with any fundamental change occurring on or prior to December 24, 2012 will also be entitled to an increase in the conversion rate to the extent described below under “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change.” Upon the occurrence of a fundamental change, we are required to make an offer to purchase their notes as set forth below under “— Fundamental Change Requires Us to Make an Offer to Purchase Notes.”

Conversion Procedures

You will not be required to pay transfer taxes or duties relating to the issuance or delivery of our common shares if you exercise your conversion rights, but you will be required to pay any transfer tax or duties that may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than your own. Certificates representing common shares will be issued or delivered after all applicable transfer taxes and duties, if any, payable by you have been paid.

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	pay all required transfer taxes or duties.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Requires Us to Make an Offer to Purchase Notes” or “— Purchase of Notes at Your Option on Specified Dates” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Elections

With the consent of at least 25% of holders, as specified in “Modification and Amendment,” we and the trustee may amend the indenture to permit settlement upon conversion in cash or any combination of cash and common shares in lieu of delivery of common shares in satisfaction of our obligation upon conversion of notes.

If we make such amendment to the indenture, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

•	in respect of notes to be converted during the period beginning 12 scheduled trading days immediately preceding a redemption date, purchase date, fundamental change purchase date or the maturity date for such notes, no later than the date we deliver our notice of redemption, repurchase, fundamental change or the 13th scheduled trading day preceding the maturity date, as applicable; and

•	in all other cases, no later than two trading days following the applicable conversion date.

If we do not give any notice within the time periods described as to how we intend to settle, we will satisfy our conversion obligation only in common shares (except for any cash in lieu of fractional common shares).

Cash Settlement Notices

With the consent of at least 25% of holders, as specified in “Modification and Amendment,” we and the trustee may amend the indenture to permit settlement upon conversion in cash or any combination of cash and common shares. If we make such amendment to the indenture and choose to satisfy any portion of our conversion obligation in cash, other than solely cash in lieu of any fractional common shares, we will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of notes (the “specified cash amount”) or we will specify that we will satisfy the entire conversion obligation in cash.

We will treat all holders with the same cash settlement averaging period (as defined below) in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period to settle in common shares only and choose with respect to another cash settlement averaging period to settle in cash or a combination of cash and common shares.

Settlement Upon Conversion

If we elect to settle a conversion of notes only in common shares, such settlement will occur as soon as practicable after we notify holders that we have chosen this method of settlement, but in any event within three business days of the relevant conversion date.

Settlements made entirely or partially in cash (other than cash in lieu of fractional common shares), subsequent to obtaining consent from holders, will occur on the third business day following the final trading day of the cash settlement averaging period.

The amount of cash and/or number of common shares, as the case may be, due upon conversion will be determined as follows:

(1)	If we elect to satisfy the entire conversion obligation in common shares, we will deliver to the holder a number of common shares equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional common shares as described below).

(2)	If we have obtained consent from holders as specified in “Modification & Amendment” and we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 principal amount of notes, cash in an amount equal to the conversion value, as defined below.

(3)	If we have obtained consent from holders as specified in “Modification & Amendment” and we elect to satisfy the conversion obligation in a combination of cash and common shares, we will deliver to the holder, for each $1,000 principal amount of notes:

•	cash in an amount equal to the lesser of (A) the specified cash amount and (B) the conversion value (as defined below); and

•	if the conversion value is greater than the specified cash amount, a number of common shares equal to the sum of the daily common share amounts (as defined below) for each of the ten trading days in the cash settlement averaging period (as defined below), plus cash in lieu of any fractional common shares as described below.

The “conversion value” means the product of (1) the conversion rate, multiplied by (2) the average of the volume weighted average price (as defined below) per common share on each of the trading days during the cash settlement averaging period.

The “volume weighted average price” per common share on any trading day means such price as displayed on Bloomberg (or any successor service) page CSIQ <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per common share on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

The “cash settlement averaging period” means:

•	with respect to any conversion date occurring on or after the 12th scheduled trading day immediately preceding a redemption date, repurchase date, fundamental change purchase date or the maturity date, the 10 consecutive trading day period beginning on, and including, the 12th scheduled trading day immediately prior to such redemption date or the maturity date, subject to any extension due to a market disruption event;

•	in all other cases, the 10 consecutive trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

The “daily common share amount” means, for each trading day of the cash settlement averaging period and each $1,000 principal amount of notes surrendered for conversion, a number of common shares (but in no event less than zero) determined pursuant to the following formula:

(	volume weighted average price per common share on such trading day	×	conversion rate in effect on the conversion date	)	-	specified cash amount

volume weighted average price per common share on such trading day					×	10

In calculating the daily common share amount, the conversion rate on any day shall be appropriately adjusted to take into account the occurrence on or before such trading day of any event which would require an adjustment to the conversion rate as set forth above under “— Conversion Rate Adjustments.”

A “scheduled trading day” means a day that is scheduled to be a trading day.

It is expected that any newly issued common shares will be accepted into the book-entry system maintained by DTC, and no person receiving common shares shall receive or be entitled to receive physical delivery of common shares, except in the limited circumstances set forth in the indenture.

We will agree to take all such actions and obtain all such approvals and registrations, including, without limitation, the specific registrations with the relevant authority, with respect to the conversion of the notes into our common shares.

We will deliver cash in lieu of any fractional common shares issuable in connection with payment of the amounts above (based on the last reported sale price of the common shares on the last day of the applicable observation period).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if:

•	holders of the notes participate, as a result of holding the notes, in the relevant transaction described below without having to convert their notes as if they held the full number of common shares underlying their notes; or

•	holders of common shares are not eligible to participate in the relevant transaction described below.

Adjustment Events.

(1)	If we issue our common shares as a dividend or distribution on common shares (including a common share bonus or as a result of the capitalization of profits or reserves), or if we effect a common share split or common share combination, the conversion rate will be adjusted based on the following formula:

CR´	=	OS0	x	OS´ OS0

where,

CR0= the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such common share split or common share combination, as the case may be;

CR´ = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution, or the effective date of such common share split or common share combination, as the case may be;

OS0=  the number of common shares outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such common share split or common share combination, as the case may be; and

OS´ = the number of common shares outstanding immediately after the opening of business on the ex-dividend date for such dividend or distribution, or the effective date of such common share split or common share combination, as the case may be.

(2)	If we distribute to all or substantially all holders of our common shares any rights (including subscription bonuses) or warrants entitling them for a period of not more than 45 calendar days from the record date for such distribution to subscribe for or purchase common shares, at a price per common share less than the last reported sale price of our common shares on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR´	=	CR0	x	OS0+X OS0+Y

where,

CR0=  the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR´ = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such distribution;

OS0=  the number of common shares outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of common shares issuable pursuant to such rights or warrants; and

Y = the number of common shares equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common shares over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

(3)	If we distribute our share capital, evidences of our indebtedness or other assets or property, or rights to acquire our share capital or other securities, to all or substantially all holders of our common shares, excluding:

•	dividends or distributions and rights or warrants described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR´	=	CR0	x	SP0 SP0-FMV

where,

CR0=  the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR´ = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such distribution;

SP0= the average of the last reported sale prices of our common shares over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of our share capital, evidences of indebtedness, assets, property or rights distributed with respect to each outstanding common share on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our share capital of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “spin-off”), the conversion rate will be adjusted based on the following formula:

CR´	=	CR0	x	FMV0+MP0 MP0

where,

CR0=  the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR´ = the conversion rate in effect immediately after the end of the valuation period;

FMV0=  the average of the last reported sale prices of the share capital or similar equity interest distributed to holders of our common shares applicable to one common share over the first ten consecutive trading-day period beginning on and including the fifth trading day after the effective date of the spin-off (the “valuation period”); and

MP0=  the average of the last reported sale prices of our common shares over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the fifteenth trading day from, and including, the effective date of the spin-off. As a result, any conversion within the fifteen trading days following the effective date of any spin-off will be deemed not to have occurred until the end of such fifteen trading-day period.

(4)	If we pay any cash dividend or distribution (other than the cash portion of any distributions for which the conversion rate is adjusted pursuant to paragraph (3) above) to all or substantially all holders of our common shares (including as a result of capital reductions and common share redemptions or amortizations), the conversion rate will be adjusted based on the following formula:

CR´	=	CR0	x	SP0 SP0-C

where,

CR0=  the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR´ = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0=  the average of the last reported sale prices of our common shares over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the full amount of such dividend or distribution per common share we distribute to holders of our common shares.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common shares, if (a) the cash and value of any other consideration included in the payment per common share exceeds (b) the last reported sale price of our common shares on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR´	=	CR0	x	AC+(SP´-OS´) OS0 x SP´

where,

CR0= the conversion rate in effect on the day immediately prior to the effective date of the adjustment;

CR´ = the conversion rate in effect immediately following the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for common shares purchased in such tender or exchange offer;

OS0= the number of common shares outstanding immediately prior to the date such tender or exchange offer expires;

OS´ = the number of common shares outstanding immediately after the date such tender or exchange offer expires; and

SP´ = the average of the last reported sale prices of our common shares over the ten consecutive trading-day period commencing on the trading day immediately following the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day from and including the trading day immediately following the date such tender or exchange offer expires. As a result, any conversion within such ten trading-day period will be deemed not to have occurred until the end of such ten trading-day period.

If, however, the application of the foregoing formulae (other than in connection with a common share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-dividend date” means the first date on which a sale of the common shares does not automatically transfer the right to receive the relevant issuance, dividend or distribution in question from the seller of the common share to its buyer.

Except as stated herein and under “— Adjustment to Conversion Rate upon Occurrence of a Fundamental Change,” we will not adjust the conversion rate for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or the right to purchase our common shares or such convertible or exchangeable securities.

Events that Will Not Result in Adjustments. The applicable conversion rate will not be adjusted, among other things:

•	upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any such plan;

•	upon the issuance of any common share, or any option, warrant, right or exercisable, exchangeable or convertible security to purchase our common shares, pursuant to any future agreements entered into with suppliers of raw materials or machinery or consideration or inducement to enter into such supply agreement, except if such distribution is to all or substantially all holders of our common shares;

•	upon the issuance of any common shares or options or rights to purchase those common shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the proceeding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common shares; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a common share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon a fundamental change, with respect to an offer to purchase by us to the holders, upon any call of the notes for redemption or upon maturity.

Treatment of Reference Property. In the event of:

•	any reclassification of our common shares; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common shares would be entitled to receive cash, securities or other property for their common shares, you will be entitled thereafter to convert your notes into:

•	cash up to the aggregate principal amount thereof; and

•	in lieu of common shares otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common shares in the relevant event (the “reference property”), subject to our right to deliver cash in lieu of all or a portion of the reference property in accordance with the applicable procedures set forth under “— Settlement upon Conversion.”

The amount of cash and any reference property you receive will be based on the daily conversion values of the reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common shares would have been entitled to in the case of reclassifications, consolidations, mergers, combination, sales or conveyances of assets or other transactions that cause our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election.

If holders of notes would otherwise be entitled to receive, upon conversion of the notes, any property (including cash) or securities that would not constitute “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) (referred to herein as “ineligible consideration”), such holders shall not be entitled to receive such ineligible consideration but we or the successor or acquirer, as the case may be, shall have the right (at the sole option of us or the successor or acquirer, as the case may be) to deliver either such ineligible consideration or “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) with a market value equal to the market value of such ineligible consideration. In general, prescribed securities would include our common shares and other shares which are not redeemable by the holder within five years of the date of issuance of the notes. Because of this, certain transactions may result in the notes being convertible into prescribed securities that are highly illiquid. This could have a material adverse effect on the value of the notes. We agree to give notice to the holders of notes at least 30 days prior to the effective date of such transaction in writing and by release to a business newswire stating the consideration into which the notes will be convertible after the effective date of such transaction. After such notice, we or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the note except in accordance with any other provision of the indenture.

Treatment of Rights. To the extent that we have a rights plan in effect upon conversion of the notes into common shares, you will receive, in addition to the common shares, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common shares, share capital, evidences of indebtedness assets property, rights or warrants as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate. We are permitted, to the extent permitted by law and subject to the applicable rules of the Nasdaq Global Market, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common shares or rights to purchase our common shares in connection with a dividend or distribution of common shares (or rights to acquire common shares) or similar event.

Tax Effect. A holder may, in some circumstances, including the distribution of cash dividends to holders of our common shares, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see the section entitled “Taxation — Certain U.S. Federal Income Tax Considerations — Constructive Distributions.”

Adjustment to Conversion Rate upon Occurrence of a Fundamental Change

If a fundamental change (as defined below under “— Fundamental Change Requires Us to Make an Offer to Purchase Notes”), occurs prior to December 24, 2012, and a holder elects to convert its notes in connection with such transaction, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the fundamental change up to, and including, the business day immediately prior to the fundamental change purchase date. Upon surrender of notes for conversion in connection with a fundamental change we will deliver common shares unless we have previously obtained consent from holders as specified in “Modifications and Amendments” in which case we will have the right to deliver, in lieu of common shares, including the additional common shares, cash or a combination of cash and common shares as described under “— Conversion Rights — Settlement Upon Conversion.”

Notwithstanding the foregoing, the holders will not be entitled to an adjustment to the conversion rate upon the occurrence of a fundamental change if at least 90% of the consideration for our common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the transaction or transactions constituting the fundamental change consists of securities traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such securities.

In connection with an applicable fundamental change, we will increase the conversion rate by the number of additional common shares (the “additional common shares”) as determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”), and the price paid per common share, translated, if necessary, into U.S. dollars at the exchange rate in effect on such, in the fundamental change (the “common share price”). If holders of our common shares receive only cash in the fundamental change, the common share price shall be the cash amount paid per common share, translated, if necessary, into U.S. dollars at the exchange rate in effect on the effective date of the fundamental change. Otherwise, the common share price shall be the average of the last reported sale prices of our common shares over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The common share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted common share prices will equal the common share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the common share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional common shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the hypothetical common share price and the number of additional common shares to be received per US$1,000 principal amount of notes:

	Common Share Price (US$)
Effective Date	$17.64	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$26.00	$27.00	$28.00	$30.00	$32.50	$35.00

December 10, 2007	6.07	2.93	4.19	3.53	2.97	2.49	2.07	1.73	1.42	1.15	0.92	0.56	0.25	0.07
December 15, 2008	6.07	2.93	4.19	3.53	2.97	2.49	2.07	1.73	1.42	1.15	0.92	0.56	0.25	0.07
December 15, 2009	6.07	2.93	4.19	3.53	2.97	2.49	2.07	1.71	1.39	1.11	0.88	0.52	0.23	0.06
December 15, 2010	6.07	2.93	4.19	3.53	2.92	2.38	1.94	1.56	1.25	0.98	0.76	0.43	0.17	0.02
December 15, 2011	6.07	2.93	4.05	3.23	2.46	1.94	1.53	1.19	0.92	0.69	0.51	0.25	0.07	0.00
December 24, 2012	6.07	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact common share prices and effective dates may not be set forth in the table above, in which case:

•	If the common share price is between two common share price amounts in the table or the effective date is between two effective dates in the table, the number of additional common shares will be determined by a straight-line interpolation between the number of additional common shares set forth for the higher and lower common share price amounts and the two dates, as applicable, based on a 365-day year.

•	If the common share price is greater than US$35.00 (subject to adjustment), the conversion rate will not be adjusted.

•	If the common share price is less than US$17.64 (subject to adjustment), the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 56.6773 per US$1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Optional Redemption by Us

We may not redeem the notes prior to December 24, 2012, except as described under “— Tax Redemption.” At any time on or after December 24, 2012, we may redeem for cash all of the notes in integral multiples of US$1,000, at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date (i) in whole or in part, if the “last reported sale price” (as defined above under “— Conversion Rights — General”) of our common shares for at least 20 trading days in a period of 30 consecutive trading days, the last of which occurs no more than five trading days prior to the date upon which notice of such redemption is published, is at least 130% of the applicable conversion price per common share in effect on such trading date or (ii) in whole only, if at least 95% of the initial aggregate principal amount of the notes originally issued have been redeemed, converted or repurchased and, in each case, cancelled. However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such payment date to the record holder on the record date corresponding to such interest payment date, and the redemption price payable to the holder who presents the note for redemption will be 100% of the principal amount of such note. We will give at least 20 days and no more than 60 days notice of such redemption.

You may convert notes or portions of notes called for redemption until the close of business on the business day prior to the redemption date.

If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

On December 24, 2012 and December 15, 2014, you may require us to purchase all or a portion of your notes in integral multiples of US$1,000 at a purchase price in cash equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, such date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting a note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On the purchase date, we will purchase each outstanding note for which you have properly delivered and not withdrawn a written purchase notice. You may submit your written purchase notice and notes for purchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

Required Notices and Procedure

On a date not less than 25 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by you electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the principal amount of notes to be purchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	if certificated notes have been issued, the certificate number of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the purchase notice.

In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO, Form CB, Form F-X or any successor or similar schedule or form, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

We may not have enough funds to pay the purchase price at the specified purchase dates. See the section entitled “Risk Factors — Risks Related to the Notes — We may not be able to raise the funds necessary to repay the notes when due, finance a fundamental change, purchase the notes on specified dates or make the payments due upon conversion, if any.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the notes under certain circumstances. If we fail to purchase the notes when required on a purchase date, we will be in default under the indenture.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental Change Requires Us to Make an Offer to Purchase Notes

If a fundamental change (as defined below) occurs at any time, we will be required to make you an offer to purchase for cash all or a portion of your notes in integral multiples of US$1,000, on a date (the “fundamental change purchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change notice described below. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. However, if the fundamental change purchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such payment date to the record holder on the record date corresponding to such interest payment date, and the fundamental change purchase price payable to the holder who presents the note for purchase will be 100% of the principal amount of such note.

A “fundamental change” will be deemed to have occurred upon a change in control.

A “change in control” means any of the following events:

(i)	a “person” or “group” within the meaning of Section l3(d)(3) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common shares representing more than 50% of the voting power of our common shares entitled to vote generally in the election of directors but with respect to Dr. Shawn Qu and his Affiliated Entities, representing more than 60%; or

(ii)	the first day on which a majority of the members of our board of directors does not consist of continuing directors (as defined below); or

(iii)	a consolidation, merger or binding share exchange (other than any such transaction (a) that does not result in any reclassification, conversions, exchange or cancellation of outstanding common shares, and (b) pursuant to which holders of our common shares immediately before the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all common shares entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance), or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person; or

(iv)	our shareholders approve any plan or proposal for our liquidation.

For purposes of defining a fundamental change:

•	the term “person” and the term “group” have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

•	the term “beneficial owner” is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all common shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time;

•	the term “Affiliated Entities” means Dr. Shawn Qu and his estates, spouses, ancestors and lineal descendants (and spouses thereof), the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are sole beneficiaries or the grantors, or any person of which any of the forgoing, individually or collectively, beneficially own voting securities representing at least a majority of the total voting power of all classes of share capital of such person (exclusive of any matters as to which class voting rights exist); and

•	the term “continuing directors” means as of any date of determination, any individual who on the date of the indenture was a member of the board of directors, together with any directors whose election, or, solely to fill the vacancy of a continuing director, appointment by the board or whose nomination for election by our shareholders is duly approved by the vote of a majority of the directors on the board (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed) then still in office who were either directors on the date of the indenture or whose election, appointment (in the case of a vacancy of a continuing director), or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us in which such individual is named as a nominee for director.

Notwithstanding the foregoing, in the case of a consolidation or merger, it will not constitute a change in control if at least 90% of the consideration for our common shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights and cash payment of the required cash payment, if any) in the consolidation or merger constituting the change in control consists of securities traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the change in control, and as a result of such consolidation or merger the notes become convertible solely into such securities.

Within 20 business days after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right (the “fundamental change notice”). Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may accept the purchase offer;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change acceptance notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change acceptance notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to accept our offer to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To accept the offer to purchase, you must deliver, on or before the fifth business day prior to the fundamental change purchase date, a written acceptance notice to the paying agent. Your acceptance notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the principal amount of notes to be purchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder wishing to exercise this offer to purchase must comply with the applicable procedures of the DTC.

You may withdraw any acceptance notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the acceptance notice.

If the notes are not in certificated form, a holder must comply with the applicable procedures of the DTC in order to withdraw its notes.

In connection with any fundamental change purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•	file a Schedule TO, Form CB, Form F-X or any successor or similar schedule or form, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

Our obligation to pay the fundamental change purchase price for a note as to which a fundamental change acceptance notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change acceptance notice. We will cause the fundamental change purchase price for the note to be paid promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See the section entitled “Risk Factors — Risks Related to the Notes — We may not be able to raise the funds necessary to repay the notes when due, finance a fundamental change, purchase the notes on specified dates or make the payments due upon conversion, if any.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our repurchase of the notes under certain circumstances. If we fail to make an offer to purchase the notes when required following a fundamental change or fail to pay any fundamental change purchase price on the fundamental change purchase date, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Tax Redemption

If as a result of any change in or amendment to the statutes (or any rules or regulations thereunder) of a Relevant Taxing Jurisdiction (as defined above under “— Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such statutes, rules or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official interpretation, is announced on or after the issue date of the notes or, in the case of a successor, on or after the date the successor assumes the obligations under the notes, we or our successor has or will become obligated to pay Additional Amounts as described above under “— Additional Amounts”, we or our successor may, at our or its option, redeem all, but not less than all, of the notes, for cash at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the date fixed for redemption and Additional Amounts, if any, upon giving irrevocable notice not less than 20 days nor more than 60 days prior to the date fixed for redemption (a “tax redemption”). However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest due on such payment date to the record holder on the record date corresponding to such interest payment date, and the redemption price payable to the holder who presents the note for redemption will be 100% of the principal amount of such note and Additional Amounts, if any. No notice of such tax redemption may be given earlier than 60 days prior to the earliest date on which we or any such successor would, but for such tax redemption, be obligated to pay the Additional Amounts. Notwithstanding the foregoing, we or any such successor shall not have the right to so redeem the notes unless we have or it has taken reasonable measures to avoid the obligation to pay Additional Amounts.

In the event that we or any successor elects to so redeem the notes, we or it will deliver to the trustee: (1) a certificate, signed in our name or our successor’s name by any two of our or its executive officers or by our or its attorney in fact in accordance with our or its bylaws, stating that we or our successor is entitled to redeem the notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to our right or the right of any successor to so redeem have occurred or been satisfied including, that we cannot avoid payment of such Additional Amounts by taking reasonable measures available to us or it and that all governmental requirements necessary for us or any successor to effect the redemption have been complied with; and (2) an opinion of counsel, who is acceptable to the trustee, to the effect that we or our successor has or will become obligated to pay Additional Amounts as a result of the change or amendment.

Notwithstanding the foregoing, if we have or our successor has given notice of a tax redemption as described above, each holder of notes will have the right to elect that such holder’s notes will not be subject to such tax redemption. If a holder elects not to be subject to a tax redemption, we or our successor will not be required to pay Additional Amounts with respect to payments made in respect of such holder’s notes following the date fixed for redemption, and all subsequent payments in respect of such holder’s notes will be subject to any tax required to be withheld or deducted under the laws of a Relevant Taxing Jurisdiction. The obligation to pay Additional Amounts to any electing holder for periods up to the date fixed for redemption will remain subject to the exceptions set forth above under “— Additional Amounts.” Holders must exercise their option to elect to avoid a tax redemption by written notice to the trustee no later than the 15th day prior to the date fixed for redemption.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or the laws of Canada or any province or territory thereof, and such person (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger, conveyance or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest, including any related additional amounts, on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note, including any related Additional Amounts, when due and payable at stated maturity, upon redemption or required repurchase, upon declaration or otherwise;

(3)	our failure to comply with our obligations to convert the notes into common shares, cash or a combination of cash and common shares, as applicable, upon exercise of a holder’s conversion right;

(4)	our failure to make an offer upon a fundamental change;

(5)	our failure to issue a fundamental change notice, in accordance with the terms of the indenture;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	failure by us or any of our significant subsidiaries (as defined below) to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of US$5 million (or its equivalent in any other currency or currencies) in the aggregate of ours and/or any such subsidiary, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

(8)	certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our significant subsidiaries (collectively, the “bankruptcy provisions”).

As used herein, the term “significant subsidiary” means any subsidiary of ours (or any successor) which, at the time of determination, either (a) had assets which, as of the date of our (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of our (or such successor’s) total assets on a consolidated basis as of such date or (b) had revenues for the 12-month period ending on the date of our (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of our (or such successor’s) total revenues on a consolidated basis for such period; provided that CSI Solartronics (Changshu) Ltd., CSI Solar Manufacture Inc., CSI Solar Technologies Inc., CSI Central Solar Power Co., Ltd., CSI Solarchip International Co., Ltd. and Changshu CSI Advanced Solar Inc., and any of their respective successors shall at all times be significant subsidiaries.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional amounts, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional amounts, will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions relating to us, the aggregate principal amount and accrued and unpaid interest, including additional amounts, will be due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional amounts) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional amounts, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional amounts, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnify satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that if an event of default has occurred and is continuing, the trustee will exercise its powers and rights vested in it by the indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes the holders of which must consent to an amendment;

(2)	reduce the rate, or extend the stated time for payment, of interest on any note;

(3)	reduce the principal amount, or extend the stated maturity, of any note;

(4)	change the place or currency of payment of principal or interest in respect of any note;

(5)	make any change that adversely affects the conversion rights of any notes, including any change to the provisions described under “— Conversion Rights;”

(6)	reduce the fundamental change purchase price, redemption price or optional purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7)	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	change our obligation to pay additional amounts.

Notwithstanding the foregoing, with the consent of at least 25% of holders, we and the trustee may amend the indenture to permit settlement upon conversion in cash or any combination of cash and common shares as specified in “— Conversion Rights — Settlement Upon Conversion.”

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend the indenture to, among other things:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations as permitted under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	increase the conversion rate or interest rate on the notes;

(7)	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act pursuant to the resale registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

(8)	evidence and provide for the acceptance of the appointment of a successor trustee under the indenture; or

(9)	make any change that does not materially adversely affect the rights of any holder, provided that any amendment made solely to conform the provisions of the indenture or the notes to the description of the notes in this prospectus will not be deemed to materially adversely affect the rights of any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, conversion or otherwise, cash or securities sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common shares, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Notices to the holders of the notes shall be validly given if in writing in English and mailed by first class mail to them at the Company’s expense at their respective addresses in the register of the Notes. Any such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed.

Trustee

The Bank of New York is the trustee, registrar and conversion agent and the paying agent.

Governing Law and Submission to Jurisdiction

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Each of the parties to the indenture will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We have appointed CT Corporation System, currently having an office at 111 Eighth Avenue, New York, N.Y. 10011, as our authorized agent upon which process may be served in any such action.

Listing And Trading

Prior to this offering, the notes have been eligible for trading in the PORTAL Marketsm. Notes sold by means of this prospectus will not remain eligible for trading in the PORTAL Marketsm. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Global Market. Our common stock is quoted on the Nasdaq Global Market under the symbol “CSIQ.”

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by us under or in connection with the notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or through the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by any holder of a note in respect of any sum expressed to be due to it from us will only constitute a discharge to us to the extent of the U.S. dollar amount that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any note, we will indemnify such holder against any loss sustained by it as a result; and if the amount of U.S. dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting a note, be deemed to have agreed to repay such excess. In any event, we will indemnify the recipient against the cost of making any such purchase.

For the purposes of the preceding paragraph, it will be sufficient for the holder of a note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of a note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

Resale Registration Rights

The following summary of the resale registration rights provided in the resale registration rights agreement is not complete. Holders should refer to the resale registration rights agreement for a full description of the resale registration rights that apply to the notes.

To the extent a holder receives common shares upon conversion of notes that are not restricted common shares, such common shares may be sold over the Nasdaq Global Market without needing to rely on the resale shelf registration statement described below.

The notes and any common shares issuable upon conversion of the notes are referred to collectively as “registrable securities.” Pursuant to the resale registration rights agreement, we have filed the shelf registration statement related to this prospectus to meet our obligations under the resale registration rights agreement. We will use our commercially reasonable efforts to keep the shelf registration statement, of which this prospectus is a part, effective until the earliest of:

(1)	two years from the latest date of original issuance of the notes;

(2)	the date when all registrable securities shall have been registered under the Securities Act and disposed of;

(3)	the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; and

(4)	the date on which the registrable securities cease to be outstanding.

If we notify the holders in accordance with the resale registration rights agreement to suspend the use of the prospectus upon the occurrence of certain events, then the holders will be obligated to suspend the use of the prospectus until the requisite changes have been made.

A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder.

If, and while our obligation under the registration rights agreement to maintain an effective shelf registration rights agreement remains in effect, such shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement shelf registration statement), or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of notes and any common share or other security issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement for a period of time (including any suspension period) which exceeds 60 days in the aggregate in any consecutive 12-month period because either (i) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such shelf registration statement or supplement the related prospectus to comply with the Securities Act or Exchange Act or the respective rules thereunder, or (iii) the occurrence or existence of any pending corporate development or other similar event with respect to us or a public filing with the SEC that, in our reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus (each such event, a “resale registration default”), additional interest will accrue on the notes, from and including the date on which the resale registration default shall occur to but excluding the date on which all such resale registration defaults have been cured, at the rate of (a) 0.25% of the principal amount of the notes per year to and including the 90th day following the occurrence of such resale registration default and (b) 0.50% of the principal amount of the notes per year from and after the 91st day following the occurrence of such resale registration default. If a holder has converted some or all of its notes into common shares, the holder will not be entitled to receive any additional interest with respect to such common shares or the principal amount of the notes converted.

Attached to the offering memorandum, dated December 4, 2007, related to the private placement of the notes or otherwise made available by us to holders, is a form of notice and questionnaire to be completed and delivered by a holder of notes prior to any intended distribution of registrable securities pursuant to the shelf registration statement. Holders will need to complete a notice and questionnaire if they wish to have their registrable securities covered by the shelf registration statement and related prospectus. Each holder wishing to be named as a selling securityholder and sell its registrable securities pursuant to the shelf registration statement and related prospectus after the date the shelf registration statement related to this prospectus is declared effective must deliver a questionnaire to us at least 10 business days prior to any intended distribution. Within five business days after the later of receipt of a questionnaire or the expiration of any suspension period in effect when such questionnaire is delivered, we will file, if required by applicable law, a post-effective amendment to the shelf registration statement or a supplement to the prospectus contained in the shelf registration statement. In no event will we be required to file more than one post-effective amendment in any calendar quarter or to file a supplement or post-effective amendment during any suspension period.

We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus as reasonably requested and take other actions as are required under the terms of the registration rights agreement to permit, subject to the foregoing, unrestricted resales of the registrable securities.

Pursuant to the registration rights agreement, each holder must indemnify us for certain losses in connection with the shelf registration statement.

DESCRIPTION OF SHARE CAPITAL

We are a Canadian corporation, and our affairs are governed by our articles of continuance, as amended from time to time (the “articles”), bylaws as effective from time to time, and the CBCA.

As of the date of this prospectus, our authorized share capital consists of an unlimited number of common shares. As of the date of this prospectus, 27,320,389 common shares were issued and outstanding.

The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our articles and our amended bylaws. If you would like more information on our common shares, you should review our articles and bylaws and the CBCA.

Common Shares

General

All of our common shares are fully paid and non-assessable. Our common shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the CBCA. There are no limitations on the rights of shareholders who are not residents of Canada to hold and vote common shares.

Dividends

Holders of our common shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors. The CBCA restricts the directors’ ability to declare, and our ability to pay, dividends by requiring that certain solvency tests be satisfied at the time of such declaration and payment. See the section entitled “— Shareholders’ Rights — Sources of Dividends.”

Voting Rights

Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

Liquidation

With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis.

Variations of Rights of Shares

All or any of the rights attached to our common shares, or any other class of shares duly authorized may, subject to the provisions of the CBCA, be varied either with the unanimous written consent of the holders of the issued shares of that class or by a special resolution passed at a meeting of the holders of the shares of that class.

Preferred Shares

Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our common shares and the notes offered in this prospectus. We have no current plan to issue any preferred shares.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for our common shares. The Bank of New York’s address is One Wall Street, New York, New York 10286.

Shareholders’ Rights

The CBCA and our articles and bylaws govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our common shares under the CBCA. This summary is not intended to be complete and is qualified in its entirety by reference to our articles and bylaws.

Stated Objects or Purposes

Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

We must hold an annual meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting or later than six months after the end of our preceding financial year. A meeting of our shareholders may be held at a place within Canada determined by our directors or, if determined by our directors, in New York, New York, United States of America, Los Angeles, California, United States of America, London, England, the Hong Kong Special Administrative Region of The People’s Republic of China or Shanghai, The People’s Republic of China.

Voting at any meeting of shareholders is by show of hands unless a poll or ballot is demanded. A poll or ballot may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

Our bylaws provide that written notice stating the place, day and time of a shareholder meeting and the purpose for which the meeting is called, shall be delivered not less than 21 days nor more than 60 days before the date of the meeting.

Quorum

Under the CBCA, unless a corporation’s bylaws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our bylaws provide that a quorum shall be at least two shareholders entitled to vote at the meeting represented in person or by proxy and holding at least one-third of our total issued and outstanding common shares.

Record Date for Notice of Meeting of Shareholders

Our directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which our shares are listed for trading.

Ability to Requisition Special Meetings of the Shareholders

The CBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting.

Shareholder Proposals

A shareholder entitled to vote at a meeting of shareholders who has held common shares with a fair market value of at least C$2,000 for at least six months may submit to us notice of a proposal and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five percent of the shares entitled to vote at the meeting to which the proposal is to be presented. This requirement does not preclude nominations being made at a meeting of shareholders. The proposal must be submitted to us at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the last annual meeting.

Vote Required for Extraordinary Transactions

Under the CBCA, certain extraordinary corporate actions are required to be approved by special resolution. Such extraordinary corporate actions include:

•	amendments to articles;

•	arrangements;

•	amalgamations other than amalgamations involving a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

•	continuances under the laws of another jurisdiction;

•	voluntary dissolutions; and

•	sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business.

Related Party Transactions

The CBCA does not prohibit related party transactions.

Dissent Rights

The CBCA provides that our shareholders are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights exist when we resolve to:

•	amalgamate with a corporation other than a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

•	amend the our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•	amend the ours articles to add, change or remove any restriction upon the business or businesses that the we may carry on;

•	continue under the laws of another jurisdiction;

•	sell, lease or exchange of all or substantially all our property other than in the ordinary course of business; or

•	carry out a going-private or squeeze-out transaction.

In addition, a court order in connection with an arrangement proposed by us may permit shareholders to dissent if the arrangement is adopted.

However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Action by Written Consent

Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Directors

Number of Directors and Election

Under the CBCA the number of directors of a corporation must be specified in the corporation’s articles. The articles may provide for a minimum and maximum number of directors.

Our articles provide that the number of directors will not be less than three or more than ten. Our board of directors currently consists of six directors.

Our articles provide that our board of directors shall fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. In addition, our board of directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Under the CBCA, at least 25% of the directors must be Canadian residents. A director must not be:

•	under eighteen years of age;

•	adjudicated as mentally unsound;

•	a person that is not an individual; or

•	a person who has the status of a bankrupt.

Removal of Directors; Staggered Term

Under the CBCA, a corporation’s shareholders may remove at a special meeting any director before the expiration of his or her term of office and may elect any qualified person in such director’s stead for the remainder of such term by ordinary resolution.

Under the CBCA, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director’s term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of the director’s term.

Vacancies on the Board of Directors

Under the CBCA, vacancies that exist on the board of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Limitation of Personal Liability of Directors and Officers

Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation’s articles, bylaws, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the CBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the CBCA if the director relied in good faith on:

•	financial statements represented to him by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or

•	a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

Under the CBCA and pursuant to our bylaws, we may indemnify any present or former director or officer or an individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In order to qualify for indemnification such director or officer must:

•	have acted honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the other entity for which he or she acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

Indemnification will be provided to an eligible director or officer who meets both these tests and was substantially successful on the merits in his or her defense of the action.

A director or officer is entitled to indemnification from us as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Sources of Dividends

Dividends may be declared at the discretion of the board of directors. Under the CBCA, the directors may not declare, and we may not pay, dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Bylaws

The directors may by resolution make, amend or repeal any bylaw unless the articles or bylaws provide otherwise. Our articles and bylaws do not restrict the power of our directors to make, amend or repeal bylaws. When the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, amendment or repeal by ordinary resolution.

Interested Directors Transactions

Under the CBCA, if a director or officer has a material interest in a material contract or transaction, the director generally may not vote on any resolution to approve the contract or transaction, but the contract is not void or voidable by reason only of the relationship if such interest is disclosed in accordance with the requirements set out in the CBCA, the contract is approved by the other directors or by the shareholders and the contract was fair and reasonable to the corporation at the time it was approved.

Where a director or officer has an interest in a material contract or transaction or a proposed material contract or transaction that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

Committees

Under the CBCA, directors of a corporation may appoint from their number a committee of directors and delegate to such committee certain powers of the directors.

Derivative Actions

Under the CBCA, a complainant (as defined below) may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which such body corporate is a party for the purpose of prosecuting, defending or discontinuing the action. A complainant includes a present or former shareholder, a present or former officer or director of the corporation or any of its affiliates, or any other person who in the discretion of the court is a proper person to make such an application. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court. The court must be satisfied that:

•	the complainant is acting in good faith; and

•	it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the conduct of the action, the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order it thinks fit to rectify the matters complained of, if the court is satisfied upon application of a complainant (as defined below) that:

•	any act or omission of the corporation or any of its affiliates effects a result;

•	the business or affairs of the corporation or any of its affiliates are or have been conducted in a manner; or

•	the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

A complainant for this purpose includes a present or former shareholder, a present or former officer or director of ours or any of our affiliates, the director appointed under the CBCA and any other person who in the discretion of the court is a proper person to make such an application.

The exercise of the court’s jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint.

Inspection of Books and Records

Under the CBCA, our shareholders and creditors and, their personal representatives may examine, free of charge during normal business hours:

•	our articles, bylaws and all amendments thereto;

•	the minutes and resolutions of shareholders;

•	copies of all notices of directors filed under the CBCA; and

•	our securities register.

Any of our shareholders may request a copy of the articles, bylaws and all amendments thereto free of charge.

Exchange Controls

Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends or similar payments to non-resident holders of our common shares, except as described under “Taxation — Canadian Federal Income Tax Considerations.”

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated as an Ontario corporation in October 2001 and were continued as a Canadian corporation under the CBCA in June 2006.

We are a corporation organized under the federal laws of Canada. Most of our directors and officers and some of the experts named in this prospectus reside principally outside the United States. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because all or a substantial portion of our assets and the assets of those persons are located outside the United States. We have been advised by WeirFoulds LLP, our Canadian counsel, that there are defenses that can be raised to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws, such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Chen & Co. Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Chen & Co. Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or Canada. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

TAXATION

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations to U.S. Holders (as defined below) of the purchase, ownership and disposition of notes and common shares into which the notes may be converted. This summary is based on the tax laws of the United States as in effect on the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Except where noted, this summary deals only with notes held as capital assets by U.S. Holders and with common shares received by such U.S. Holders upon conversion of such notes and held as capital assets. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to holders holding notes or common shares as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common shares under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to holders of notes or common shares whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders of notes or common shares that own, actually or constructively, 10% or more of our common shares;

•	tax consequences to investors in partnerships or other pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; and

•	any estate or gift tax consequences.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) holding the notes or common shares should consult their tax advisors.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES AND COMMON SHARES.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common shares received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payment of Interest

Interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. Interest income on a note generally will constitute foreign source income and generally will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”

Additional Interest

We may be required to pay additional interest in certain circumstances described above under the heading “Description of Notes — Additional Amounts.” We believe (and the rest of this discussion assumes) there is only a remote possibility that we will be obligated to make any such additional payments on the notes, and the notes therefore will not be treated as “contingent payment debt instruments” under applicable Treasury regulations. Assuming our position is respected, any such additional interest would generally be taxable to a U.S. Holder at the time such payments are received or accrued, in accordance with the U.S. Holder’s usual method of accounting for tax purposes, subject to the discussion below under “— Amortizable Bond Premium.”

Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, a U.S. Holder would be required, among other things, to accrue interest income, regardless of the U.S. Holder’s method of accounting, at a rate higher than the stated interest rate on the notes and to treat as taxable ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note and the entire amount of realized gain upon a conversion of a note. Our determination that the notes are not contingent payment debt instruments is binding on U.S. Holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations.

Market Discount

If a U.S. Holder acquires a note other than at its original issue at a cost (excluding any amount attributable to accrued interest) that is less than the stated redemption price at maturity, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not been previously included in income. If a U.S. Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value. In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. Holder acquires on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors before making this election.

Amortizable Bond Premium

In general, if a U.S. Holder’s purchase price for a note, reduced by (i) an amount equal to the value of the conversion option and (ii) any amount attributable to accrued interest, exceeds the stated principal amount of the note, such excess will constitute bond premium. A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under such holder’s regular accounting method. If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors before making this election.

Disposition of Notes

Except as provided below under “Conversion of Notes,” and subject to the passive foreign investment rules discussed below under “Passive Foreign Investment Company,” a U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as such) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the U.S. Holder’s cost therefor, reduced by (i) any principal payments received by such holder and (ii) the amount of amortized bond premium, if any, taken into account with respect to the note, and increased by the amount of market discount, if any, previously included in income with respect to the note. Such gain or loss will be U.S. source gain or loss and generally will be capital gain or loss (except as described above under “— Market Discount”) and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other disposition such note has been held by such U.S. Holder for more than one year. Such gain or loss will generally be U.S. source. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

In the event we are a passive foreign investment company, a U.S. Holder generally will be taxed upon the sale, exchange, redemption or other taxable disposition of a note in the same manner that such U.S. Holder would be taxed upon the sale, exchange, redemption or other taxable disposition of common shares in a passive foreign investment company, except that the notes will not be eligible for the “mark-to-market” election. See the discussion under “Passive Foreign Investment Company,” below.

Conversion of Notes

If a U.S. Holder receives solely cash in exchange for notes upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above under “Disposition of Notes”). The tax treatment of a conversion of a note into cash and common shares is uncertain, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and shares is received by a U.S. Holder upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common shares and cash received (other than amounts attributable to accrued interest, which will be treated as such) over a U.S. Holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder would receive in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the common shares received that is allocable to the fractional share. Except as described above under “— Market Discount,” any gain or loss recognized on conversion or upon the receipt of cash in lieu of a fractional share generally would be capital gain or loss and would be long- term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. However, in the event we are a passive foreign investment company, a U.S. Holder generally will be subject to tax on such gain in the same manner as if such gain were recognized on the sale of common shares in a passive foreign investment company. See the discussion under “Passive Foreign Investment Company,” below.

The tax basis of the common shares received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder but other than common shares attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common shares were received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for common shares would include the period during which the U.S. Holder held the notes, except that the holding period of any common shares received with respect to accrued interest would commence on the day after the date of conversion.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common shares were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), in which case the common shares received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any common shares received with respect to accrued interest. In that case, the U.S. Holder’s tax basis in the note would generally be allocated pro rata among the common shares received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common shares received in the conversion would include the holding period for the notes, except that the holding period of any common shares received with respect to accrued interest would commence on the day after the date of conversion.

Possible Effect of the Change in Conversion Consideration

In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Dividends and Other Distributions on the Common Shares

Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” the gross amount of all our distributions to a U.S. Holder with respect to the common shares (including any Canadian taxes withheld therefrom) will be included in the U.S. Holder’s gross income as foreign source ordinary dividend income on the date of receipt by the U.S. Holder, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its common shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) the common shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of the income tax treaty between the United States and Canada, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, (3) certain holding period requirements are met and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. U.S. Treasury guidance indicates that our common shares, which are listed on the Nasdaq Global Market, are readily tradable on an established securities market in the United States. There can be no assurance that our common shares will be considered readily tradable on an established securities market in later years. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Subject to certain limitations, Canadian taxes withheld from a distribution to a U.S. Holder will be eligible for credit against such U.S. Holder’s U.S. federal income tax liability. If a refund of the tax withheld is available to the U.S. Holder under the laws of Canada or under the income tax treaty between the United States and Canada, the amount of tax withheld that is refundable will not be eligible for such credit against the U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against the U.S. Holder’s U.S. federal taxable income). If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to common shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available. A U.S. Holder that does not elect to claim a foreign tax credit with respect to any foreign taxes for a given taxable year may instead claim an itemized deduction for all foreign taxes paid in that taxable year.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common shares) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “Dividends and Other Distributions on the Common Shares” above. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “Dividends and Other Distributions on the Common Shares.”

Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” a U.S. Holder will recognize U.S. source taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and the U.S. Holder’s tax basis in the common share. Except as discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other disposition such common shares have been held by such U.S. Holder for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations. Under the market discount rules of the Code, any gain recognized by a U.S. Holder upon the disposition of common stock should be treated as ordinary income to the extent of any accrued market discount not previously included in income by the U.S. Holder with respect to the note converted into such common stock.

Passive Foreign Investment Company

We do not expect to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our current taxable year ending December 31, 2008. However, our actual PFIC status for 2008 will not be determinable until after the close of our 2008 taxable year, and there can be no assurance that we will not be a PFIC for our 2008 taxable year or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test will be calculated using the market price of our common shares (assuming that we continue to a publicly traded corporation for purposes of the applicable PFIC rules), our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of our common shares may result in our being a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder holds common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds common shares, absent a special election. For instance, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the common shares. If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of the common shares, unless the U.S. Holder makes a “mark-to-market” election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years or its holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the common shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if the U.S. Holder holds the common shares as capital assets. A U.S. Holder’s holding period in its common shares generally will include its holding period in the note exchanged for such common shares.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to shares of a PFIC to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the common shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of its taxable year over its adjusted basis in such common shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. A U.S. Holder’s basis in the common shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that ordinarily apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for “qualified dividend income” discussed above under “Dividends and Other Distributions on the Common Shares” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the Nasdaq Global Market, or other market, as defined in applicable U.S. Treasury regulations. We expect that our common shares will continue to be listed on the Nasdaq Global Market and, consequently, the mark-to-market election would be available to U.S. Holders of common shares were we to be a PFIC.

If a non-U.S. corporation is a PFIC, a holder of shares (but not a holder of convertible notes) in that corporation can avoid taxation under the rules described above by making a “qualified electing fund” election to include its share of the corporation’s income on a current basis. However, a U.S. Holder can make a qualified electing fund election with respect to its common shares only if we furnish the U.S. Holder annually with certain tax information, and we do not intend to prepare or provide such information.

A U.S. Holder that holds common shares in any year in which we are a PFIC will be required to file IRS Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in notes and common shares.

Information Reporting and Backup Withholding

Payments of interest on the notes, dividends on common shares and the proceeds of a sale or redemption of a note or common share generally will be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%, unless the conditions of an applicable exemption are satisfied. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status can provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax consequences generally applicable to a person (in this summary, a “Holder”) who acquires Notes under the Offering at par and who, at all relevant times for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) deals at arm’s length with and is not affiliated with the Company and is the beneficial owner of the Notes and any common shares to which the Notes have been converted (the “Common Shares” and together, the “Securities”).

This summary is based on the facts set forth in this prospectus, the current provisions of the Canadian Tax Act and regulations thereunder, and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”), and takes into account all specific proposals to amend the Canadian Tax Act (the “Proposed Amendments”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other change to any relevant law or administrative or assessing policy or practice, although no assurances can be given in this respect. Except as otherwise expressly set out herein, this summary also does not take into account any provincial, territorial or foreign income tax law, or any income tax treaty or convention, the implications of which may differ from the Canadian federal income tax considerations.

All amounts relative to the acquisition, holding or disposition of the Securities (including adjusted cost base, interest, dividends and proceeds of disposition) must be expressed in Canadian dollars for purposes of the Canadian Tax Act. An amount denominated in foreign currency, such as U.S. dollars, would generally need to be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada at noon on the day such amount arose.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular Holder. It is not intended to be, and should not be construed as, legal or tax advice to any particular Holder. Therefore, each person contemplating a purchase of Notes under the Offering is urged to consult the person’s own tax advisers with respect to the person’s particular circumstances.

Holders Who Are Not Residents of Canada

This section of the summary applies solely to Holders who at all relevant times for purposes of the Canadian Tax Act and any applicable tax treaty or convention,

•	are not and are not deemed to be resident in Canada,

•	hold the securities as capital property,

•	do not and are not deemed to use or hold any Securities in or in the course of a business carried on in Canada, and

•	do not carry on an insurance business in Canada and elsewhere,

(each such Holder, a “Non-Resident Holder”).

Interest

A Non-Resident Holder to whom the Company pays or credits, or is deemed to pay or credit, an amount as, on account of, or in lieu of interest on a Note will not be subject to Canadian federal income tax under the Canadian Tax Act on the amount.

Conversion of Notes for Common Shares

A Non-Resident Holder who exchanges a Note for Common Shares pursuant to the terms of the Note will not be subject to Canadian federal income tax under the Canadian Tax Act as a result of such exchange.

Disposition of Notes or Common Shares

A Non-Resident Holder who realizes a capital gain on the actual or deemed disposition of a Note or Common Share will not be subject to Canadian federal income tax under the Canadian Tax Act in respect of the capital gain unless such Note or Common Share, as the case may be, constitutes “taxable Canadian property” to the Non-Resident Holder for purposes of the Canadian Tax Act and the Non-Resident Holder is not exempt from Canadian federal income tax on such gain pursuant to the terms of an applicable tax treaty or convention.

Generally, a Common Share owned by a Non-Resident Holder will not be taxable Canadian property of the Non-Resident Holder at a particular time provided that, at that time,

•	the common shares of the Company are listed on the Nasdaq Global Market,

•	neither the Non-Resident Holder nor persons with whom the Non-Resident Holder does not deal at arm’s length alone or in any combination has owned 25% or more of the shares of any class or series of shares in the capital of the Company at any time in the previous five years, and

•	the Common Share was not acquired in a transaction (including on an exchange of the related Note pursuant to the terms of such Note) as a result of which it was deemed to be taxable Canadian property of the Non-Resident Holder.

The Notes will not constitute taxable Canadian property of a Non-Resident Holder provided that the common shares of the Company are not taxable Canadian property.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company on the Common Shares will be subject to Canadian withholding tax at the rate of 25% unless reduced by the terms of an applicable tax treaty or convention. Under the Canada-United States Tax Convention (1980) (the “U.S. Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is a resident in the United States for purposes of the U.S. Treaty (a “U.S. Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of the Company’s “voting stock” within the meaning of the U.S. Treaty).

U.S. Holders

On September 21, 2007, the Minister of Finance (Canada) and the United States Secretary of the Treasury signed the fifth protocol to the U.S. Treaty (the “Protocol”) which includes amendments to many of the provision of the U.S. Treaty, including significant amendments to the limitation on benefits provision. The Protocol will enter into force once it is ratified by both the Canadian and United States governments and will have effect in respect of withholding taxes, after the first day of the second month that begins after the date on which the Protocol enters into force. U.S. Holders are urged to consult their own tax advisors to determine the impact of the Protocol and their entitlement to relief under the U.S. Treaty based on their particular circumstances.

Holders Who Are Residents of Canada

This section of the summary applies solely to a Holder who at all relevant times for the purposes of the Canadian Tax Act:

•	is or is deemed to be resident in Canada,

•	holds the Securities as capital property,

•	is neither a “financial institution” for the purposes of the mark-to-market rules in the Tax Act nor a “specified financial institution”,

•	is not an entity an interest in which is a “tax shelter investment”, and

•	is not subject to proposed subsection 261(4) of the Canadian Tax Act.

(a “Resident Holder”).

The Securities generally will be considered to be capital property to a Resident Holder unless the Resident Holder holds the Securities in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities, or has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

A Resident Holder whose Securities might not constitute capital property may, in certain circumstances, irrevocably elect under subsection 39(4) of the Tax Act to have the Securities and all other Canadian securities held by the Resident Holder treated as capital property.

Taxation of Interest

A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation is a beneficiary, will be required to include in its income for a taxation year any interest on a Note that accrues to the Resident Holder to the end of the taxation year or that becomes receivable or is received by it before the end of the taxation year, to the extent that the Resident Holder did not include the amount in income for a preceding taxation year.

Any other Resident Holder, including an individual, will be required to include in income for a taxation year any interest on a Note received or receivable (depending upon the method regularly followed by the Resident Holder in computing income) by the Resident Holder in the taxation year to the extent that the Resident Holder did not include the interest in income for a preceding taxation year.

Conversion of Notes for Common Shares

A Resident Holder who exchanges a Note for Common Shares pursuant to the terms of the Note will be deemed to have acquired those Common Shares at a cost equal to the adjusted cost base of the Note to the Resident Holder immediately before the exchange. The exchange will not be considered to be a disposition of the Note for the purposes of the Canadian Tax Act, and therefore will not give rise to a capital gain or capital loss.

The adjusted cost base to the Resident Holder of the Common Shares so received will be determined by averaging the cost of those shares with the adjusted cost base of all other common shares of the Company held by the Resident Holder as capital property.

A Resident Holder who upon conversion of a Note receives $200 or less in lieu of a fraction of a Common Share may treat this amount either as proceeds of disposition of the fraction of the Common Share, thereby realizing a capital gain or capital loss, or as a reduction of the cost of the Common Shares that the Resident Holder receives on the conversion.

Disposition of Notes

A Resident Holder who disposes or is deemed to dispose of a Note, including by sale, conversion, redemption, repayment or purchase by the Company, generally will be required to include in income for the taxation year in which the disposition occurs the amount of interest accrued or deemed to accrue to the date of disposition, to the extent that the Resident Holder has not otherwise included the amount in income for the taxation year or a preceding taxation year.

A Resident Holder who disposes of a Note (but excluding a disposition by exchange of a Note exclusively for Common Shares (other than an amount not more than the U.S. dollar equivalent of Canadian $200 received in lieu of a fraction of a Common Share) pursuant to the terms of the Note) generally will realize a capital gain (or capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition, less reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Note to the Resident Holder. Any capital gain or loss so arising will be subject to the usual rules governing the taxation of capital gains and capital losses. See the section entitled “Canadian Federal Income Tax Considerations — Holders Who are Residents of Canada — Capital Gains and Capital Losses.”

Disposition of Common Shares

A Resident Holder who disposes of a Common Share generally will realize a capital gain (or capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition, less reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Common Share to the Resident Holder. Any capital gain or loss so arising will be subject to the usual rules governing the taxation of capital gains and capital losses. See the section entitled “Canadian Federal Income Tax Considerations — Holders Who are Residents of Canada — Capital Gains and Capital Losses.”

Capital Gains and Capital Losses

A Resident Holder who realizes a capital gain or capital loss in a taxation year will be required to include one half of the capital gain (“taxable capital gain”) in income, and may deduct one half of the capital loss (“allowable capital loss”) against taxable capital gains realized in the taxation year of the disposition. The Resident Holder may deduct any unused allowable capital loss against net taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to and accordance with the provisions of the Canadian Tax Act.

The amount of any capital loss arising from a disposition or deemed disposition of a Common Share by a Resident Holder may, to the extent and under circumstances specified in the Canadian Tax Act, be reduced by the amount of certain dividends received or deemed to be received by the Resident Holder on a Common Share. Resident Holders to whom these rules may be relevant should consult their own tax advisers.

Resident Holders who are individuals (other than certain trusts) may be subject to alternative minimum tax in respect of realized capital gains.

Dividends

A Resident Holder who is an individual (other than certain trusts) will be required to include in income any taxable dividend that the Resident Holder receives, or is deemed to receive, on Common Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” (as defined in the Canadian Tax Act). A taxable dividend will be eligible for the enhanced gross-up and dividend tax credit if the paying corporation designates the taxable dividend as an eligible dividend by providing written notice to the dividend recipient. There may be limitations on the ability of a corporation to designate dividends as eligible dividends.

Resident Holders who are individuals (other than certain trusts) may be subject to alternative minimum tax in respect of taxable dividends.

A Resident Holder that is a corporation generally will be required to include in income any taxable dividend that it receives or is deemed to be receive on Common Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Canadian Tax Act), may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on any taxable dividend that it receives or is deemed to receive on Common Shares to the extent that such taxable dividend is deductible in computing such Resident Holder’s taxable income. Any such Part IV tax will generally be refundable to such Resident Holder at the rate of $1 for every $3 of taxable dividends that it pays while it is a private corporation.

Canadian-Controlled Private Corporations

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act) for the year, including interest income, taxable capital gains and non-deductible dividends.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by the initial purchaser of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common shares into which the notes are convertible. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. We have no knowledge whether the selling securityholders listed below received the notes on the initial distribution or through subsequent transfers after the close of the initial private placement.

The following table sets forth information, as of February 29, 2008, with respect to the selling securityholders and the principal amount of notes and the common shares issuable upon conversion of the notes beneficially owned by each securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders.

The selling securityholders may offer all, some or none of the notes or the common shares into which the notes are convertible. Thus, we cannot estimate the amount of the notes or common shares that will be held by the selling securityholders upon consummation of any sales. The columns showing ownership after completion of the offering assumes that the selling securityholders will sell all of the notes and all of the shares of common stock issuable upon conversion of the notes offered pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The number of common shares issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 50.6073 common shares per US$1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time.

	Principal Amount			Common Shares
	of Notes	Principal Amount	Number of Common	Owned After
	Beneficially	of Notes	Shares Being	Completion of the
Name and Address of Securityholder	Owned	Offered Hereby	Registered Hereby	Offering

Vicis Capital Master Fund	$3,000,000	$3,000,000	151,821.99	—
c/o Vicis Capital LLC 126 East 56th Street, Suite 700 New York, NY 10022
Bancroft Fund Ltd.	1,000,000	1,000,000	50,607.33	—
65 Madison Avenue, Suite 550 Morristown, NJ 07960
Ellsworth Fund Ltd.	1,000,000	1,000,000	50,607.33	—
65 Madison Avenue, Suite 550 Morristown, NJ 07960
Aristeia International Limited	7,923,000	7,923,000	400,961.8756	—
c/o Aristeia Capital LLC 136 Madison Avenue, 3rd Floor New York, NY 10016
Aristeia Partners LP	877,000	877,000	44,382.62841	—
c/o Aristeia Capital LLC 136 Madison Avenue, 3rd Floor New York, NY 10016

	Principal Amount			Common Shares
	of Notes	Principal Amount	Number of Common	Owned After
	Beneficially	of Notes	Shares Being	Completion of the
Name and Address of Securityholder	Owned	Offered Hereby	Registered Hereby	Offering

CALAMOS Market Neutral Income Fund —	2,000,000	2,000,000	101,214.66	—
CALAMOS Investment Trust Calamos Advisors LLC 2020 Calamos Court Naperville, IL 60563
Radcliffe SPC, Ltd. for and on behalf	10,000,000	10,000,000	506,073.3	—
of the Class A Segregated Portfolio c/o RG Capital Management, L.P. 3 Bala Plaza East, Suite 501 Bala Cynwyd, PA 19004
Sunrise Partners Limited Partnership	1,000,000	1,000,000	50,607.33	—
2 American Lane Greenwich, CT 06831
Fore ERISA Fund, Ltd.	385,000	385,000	19,483.81	—
280 Park Ave, 43rd Floor New York, NY 10017
Fore Convertible Master Fund, Ltd.	2,290,000	2,290,000	115,890.72	—
280 Park Ave, 43rd Floor New York, NY 10017

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act, with respect to the securities it sells pursuant to this prospectus.

With respect to selling securityholders that are affiliates of broker-dealers, based on information provided by the selling securityholders we believe that such entities acquired their notes and underlying common shares in the ordinary course of business and, at the time of the purchase of the notes and the underlying common shares, such selling securityholders had no agreements or undertakings, directly or indirectly, with any person to distribute the notes or underlying common shares.

If, after the date of this prospectus, a holder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus or amend the registration statement to include that information. With respect to any holder who acquires notes after the effectiveness of this registration statement, we may supplement this prospectus or amend the registration statement to add that holder to the foregoing table.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the common shares issuable upon conversion of the notes offered by this prospectus. The notes or the common shares issuable upon conversion of the notes may be sold from time to time to purchasers:

•	directly by the selling securityholders or their pledgees, donees, transferees or any successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common shares issuable upon conversion of the notes.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or the common shares issuable upon conversion of the notes may be deemed to be “underwriters.” As a result, any profits on the sale of the notes or the common shares issuable upon conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

If the notes or the common shares issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes or the common shares issuable upon conversion of the notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or the common shares issuable upon conversion of the notes may be listed or quoted at the time of the sale, including the Nasdaq Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes or the common shares issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes or the common shares issuable upon conversion of the notes in the course of hedging their positions. The selling securityholders may also sell the notes or the common shares issuable upon conversion of the notes or short and deliver notes or the common shares issuable upon conversion of the notes to close out short positions, or loan or pledge notes or the common shares upon conversion of the notes to broker-dealers that in turn may sell the notes or the common shares issuable upon conversion of the notes.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the common shares issuable upon conversion of the notes by the selling securityholders. There can be no assurance that any selling securityholder will sell any or all of the notes or the common shares issuable upon conversion of the notes pursuant to this prospectus. In addition, any notes or the common shares issuable upon conversion of the notes covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the notes or the common shares issuable upon conversion of the notes or by other means not described in this prospectus.

Although the notes issued in the initial placement are eligible for trading in the PORTAL Marketsm, notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system.

Our common shares are listed on the Nasdaq Global Market under the symbol “CSIQ.”

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common shares to engage in market-making activities with respect to the particular notes and the underlying common shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common shares.

Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay the expenses incidental to the registration, offering and sale of the notes and the common shares issuable upon conversion of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the notes offered by this prospectus will be passed upon for us by Latham & Watkins LLP. The validity of the common shares and certain other legal matters as to Canadian law will be passed upon for us by WeirFoulds LLP.

EXPERTS

The financial statements and related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 20-F have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30/F, Bund Center, 222 Yan An Road East, Shanghai, People’s Republic of China.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Expenses

The following is a statement of the expenses (all of which are estimated) to be incurred by Canadian Solar Inc. in connection with a distribution of securities registered under this registration statement:

SEC registration fee	$	2,947.50
Legal fees and expenses		200,000
Accounting fees and expenses		19,240.00
Printing fees		1,500.00
Miscellaneous		500.00

Total	$	224,187.50

Item 8.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, and pursuant to our bylaws, we may indemnify any present or former director or officer or an individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In order to qualify for indemnification such director or officer must:

•	have acted honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the other entity for which he or she acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

Indemnification will be provided to an eligible director or officer who meets both these tests and was substantially successful on the merits in his or her defense of the action.

A director or officer is entitled to indemnification from the company as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Item 9.	Exhibits.

Exhibit
Number	Exhibit Description

4.1*	Registrant’s specimen certificate.
4.2	Indenture related to the Convertible Senior Notes due 2017, dated as of December 10, 2007, between the registrant and The Bank of New York, as trustee.
4.3	Form of 6.0% Convertible Senior Notes due 2017 (contained in Exhibit 4.2).
4.4	Registration Rights Agreement dated as of December 10, 2007 between the registrant and Piper Jaffray & Co.
5.1	Opinion of WeirFoulds LLP regarding the validity of common shares being registered.
5.2	Opinion of Latham & Watkins LLP regarding the validity of the Convertible Senior Notes.
8.1	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2	Consent of WeirFoulds LLP (included in Exhibit 5.1).
23.3	Consent of Chen & Co. Law Firm.

Exhibit
Number	Exhibit Description

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.2 and Exhibit 8.1).
24.1	Powers of Attorney (included in signature pages in Part II of this registration statement).
25.1	Statement of Eligibility of The Bank of New York as trustee on Form T-1.

*	Previously filed with the registrant’s registration statement on Form F-1 (File No. 333-138144) and incorporated herein by reference

Item 10.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suzhou, China, on March 3, 2008.

CANADIAN SOLAR INC.

By:	/s/ Shawn (Xiaohua) Qu
Name:     Shawn (Xiaohua) Qu

Title:	Chairman and Chief Executive
Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Shawn (Xiaohua) Qu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and as of March 3, 2008.

Signature	Title

/s/ Shawn (Xiaohua) Qu Shawn (Xiaohua) Qu	Chairman and Chief Executive Officer (principal executive officer)

/s/ Bing Zhu Bing Zhu	Director and Chief Financial Officer (principal financial and accounting officer)

/s/ Robert McDermott Robert McDermott	Director

/s/ Lars-Eric Johansson Lars-Eric Johansson	Director

/s/ Michael G. Potter Michael G. Potter	Director

/s/ Yan Zhuang Yan Zhuang	Director

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States

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